Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

CANNAVEST CORP.,

CANNAVEST MERGER SUB, INC.,

CANNAVEST ACQUISITION LLC,

CANX, INC,

and

THE STARWOOD TRUST, as the Shareholder Representative

December 30, 2015

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”), dated as of December 30, 2015 (the “Effective Date”), is made and entered into by and among (i) CANNAVEST CORP., a Delaware corporation (“Parent”), (ii) CANNAVEST Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) CANNAVEST Acquisition LLC (“LLC”), a Delaware limited liability company and a wholly-owned subsidiary of Parent, (iv) CanX, Inc, a Florida corporation (the “Company”) and (v) The Starwood Trust, as the Shareholder Representative (as defined in Section 8.1 of this Agreement) (the Shareholder Representative together with Parent, Merger Sub, LLC, and the Company, each a “Party” and, collectively, the “Parties”).

RECITALS

A. The Parties intend to effect (1) a merger of Merger Sub with and into the Company with the Company surviving such merger (the “Merger”), in accordance with this Agreement and the Florida Business Corporation Act (“FBCA”), and (2) immediately following the effectiveness of the Merger, a merger of the Company with and into the LLC with the LLC surviving such merger (the “LLC Merger” and, together with the Merger, the “Combination”), in accordance with this Agreement, the FBCA and the Delaware Limited Liability Company Act (the “DE LLC Act”). Upon consummation of the Combination, the Company will cease to exist.

B. The Parties intend that the Combination shall be treated as an integrated transaction and that the Combination shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. The board of directors of each of Parent, Merger Sub, and Parent as the sole member of the LLC, has approved, and deem it advisable and in the best interests of each entity and their respective shareholders and members to consummate the Combination and the Transactions, upon the terms and subject to the conditions set forth herein.

D. The board of directors and Shareholders of the Company have determined that the Merger and the consummation of the Transactions contemplated hereby, including the Combination, are advisable and in the best interest of the Company and its Shareholders and have approved this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein.

E. The board of directors of each of Parent, the Company, Merger Sub, and Parent as the sole member of the LLC, have approved this Agreement and the Transactions in accordance with the provisions of the Delaware General Corporation Law if applicable, and, in the case of the LLC, in accordance with the DE LLC Act, and, in the case of the Company and Merger Sub, in accordance with the applicable provisions of the FBCA.

F. The Parties desire to make certain representations, warranties, indemnities and other agreements in connection with the Combination as set forth in this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties hereby agree as follows:

ARTICLE I
THE COMBINATION

Section 1.1                  Combination. At the Effective Time of the Merger, and upon the terms set forth in this Agreement and in accordance with the FBCA, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). Immediately following the Effective Time of the Merger, upon the terms set forth in this Agreement and in accordance with the FBCA and the DE LLC Act, the Surviving Corporation shall be merged with and into the LLC, and the separate existence of the Surviving Corporation shall cease. The LLC shall continue as the surviving entity in the LLC Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company (as the Surviving Corporation) in accordance with the FBCA and the DE LLC Act.

Section 1.2                  Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place concurrently with the mutual execution and delivery of this Agreement on the Effective Date (the date on which the Closing actually occurs, the “Closing Date”) via facsimile, electronic mail or overnight courier delivery. Subject to the provisions of this Agreement, the Parties shall cause articles of merger satisfying the applicable requirements of the FBCA and consistent with the provisions of this Agreement (the “Articles of Merger”) to be filed no later than the Closing Date with the Secretary of State of the State of Florida as provided under the FBCA and shall make all other filings or recordings required by all applicable Laws in connection with the Merger. The Merger shall become effective on the date on which and at such time as the Articles of Merger and any other documents necessary to effect the Merger in accordance with the FBCA are duly filed with the Florida Secretary of State, or such other time as is agreed upon by the Parties and specified in the Articles of Merger (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time of the Merger”). Subject to the provisions of this Agreement, Parent shall cause (a) articles of merger satisfying the applicable requirements of the FBCA and consistent with the provisions of this Agreement (the “Second Articles of Merger”), to be duly executed by the Company (as the Surviving Corporation) and the LLC, to be filed no later than the Effective Time of the Merger, with the Florida Secretary of State as provided under the FBCA, and (b) a certificate of merger satisfying the applicable requirements of the DE LLC Act and consistent with the provisions of this Agreement (“Certificate of Merger”) to be duly executed and filed by the LLC (as the Surviving Entity) no later than the Effective Time of the Merger with the Delaware Secretary of State (the time of such filing with the Delaware Secretary of State, or such other time as is agreed upon by the Parties and specified in the Certificate of Merger, being the “Effective Time of the LLC Merger”). All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant Parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.

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Section 1.3                  Effects of the Combination. The Merger and the LLC Merger shall have the effects set forth in the applicable provisions of the FBCA and the DE LLC Act.

Section 1.4                  Articles of Incorporation; Bylaws; Certificate of Formation; Limited Liability Company Agreement; Directors and Officers.

(a)                At the Effective Time of the Merger, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the FBCA and as provided in such Articles of Incorporation, except that the name of the corporation set forth therein shall be changed to “CanX, Inc”.

(b)               At the Effective Time of the Merger, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the FBCA and as provided in such Bylaws, except that the name of the corporation set forth therein shall be changed to “CanX, Inc”.

(c)                The directors and officers of the Surviving Corporation immediately after the Effective Time of the Merger shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time of the Merger.

(d)               The Certificate of Formation of the Surviving Entity immediately after the Effective Time of the LLC Merger shall be in a form approved by Parent and in compliance with the DE LLC Act.

(e)                The Limited Liability Company Agreement of the Surviving Entity immediately after the Effective Time of the LLC Merger shall be in a form approved by Parent and in compliance with the DE LLC Act.

(f)                The managers and officers of the Surviving Entity immediately after the Effective Time of the LLC Merger shall be the respective individuals who are managers and officers of the Surviving Entity immediately prior to the Effective Time of the LLC Merger.

ARTICLE II
CONVERSION OF SECURITIES

Section 2.1            Conversion of Shares.

(a)                Subject to Section 2.3, Section 2.5 and ARTICLE VII, at the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Shareholder:

(i)                 each share of common stock of the Company outstanding immediately prior to the Effective Time of the Merger (the “Company Common Stock”), other than Dissenting Shares (if any), shall be converted into the right of the holder thereof to receive: (A) an amount in cash equal to the Closing Per Share Cash Amount; plus (B) such number of shares of Parent Common Stock equal to the Closing Per Share Stock Amount (the consideration set forth in clauses (A) and (B), together, the “Closing Merger Consideration”); plus (C) such consideration, if any, to be paid in respect of such share of Company Common Stock to the former holder thereof in accordance with Section 2.6 (the “Contingent Merger Consideration” and, together with the Closing Merger Consideration, the “Merger Consideration”); and

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(ii)               each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of common stock of the Surviving Corporation.

Notwithstanding the foregoing, no fraction of a share of Parent Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of the Parent common stock (OTC: CANV) on the business day immediately preceding the Closing Date.

(b)               For purposes of this Agreement:

(i)                 “Aggregate Change of Control Amount” means the aggregate amount of any amounts paid in consideration for a release, severance, change of control or other similar payment, expenditure, Liability or potential Liability of the Company or any other Acquired Company (excluding Transaction Expenses) that arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or the LLC Merger or any of the other transactions contemplated hereby.

(ii)               “Aggregate Closing Cash Consideration” means: (A) Two Hundred Fifty Thousand Dollars ($250,000); minus (A) the Aggregate Change of Control Amount; minus (B) the Transaction Expenses; minus (C) the aggregate Indebtedness of the Acquired Companies as of the Closing Date.

(iii)             “Aggregate Closing Stock Consideration” means Five Million (5,000,000) shares of Parent Common Stock.

(iv)             “Closing Per Share Cash Amount” means the amount determined by multiplying: (A) the Aggregate Closing Cash Consideration; by (B) the Common Stock Percentage.

(v)               “Closing Per Share Stock Amount” means the amount determined by multiplying: (A) the Aggregate Closing Stock Consideration; by (B) the Common Stock Percentage.

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(vi)             “Common Stock Percentage” means the quotient obtained by dividing (A) a single share of Company Common Stock by (y) the Total Company Common Stock.

(vii)           “Parent Common Stock” shall mean share(s) of common stock, par value $0.0001, of Parent.

(viii)         “Total Company Common Stock” means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (including Dissenting Shares).

(c)                Schedule 2.1(c) (the “Closing Payment Schedule”) sets forth: (i) the Aggregate Change of Control Amount; (ii) the aggregate Transaction Expenses; (iii) the aggregate amount of Indebtedness of the Acquired Companies as of the Closing Date; (iv) the name and address of record of each Shareholder; (v) the number of shares of Company Common Stock held by each Shareholder; (vi) the portion of the Closing Merger Consideration that each Shareholder is entitled to receive with respect to the shares of Company Common Stock pursuant to Section 2.1 (specifying the amount of such consideration to be paid in cash and the number of shares of Parent Common Stock to be issued, as applicable); and (vii) the total amount of Taxes to be withheld from the consideration that each Shareholder is entitled to receive pursuant to Section 2.1.

(d)               At the Effective Time of the LLC Merger, (i) each outstanding share of capital stock of the Surviving Corporation shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof, and (ii) each limited liability company interest of the LLC shall be unaffected by the LLC Merger and shall remain outstanding as a limited liability company interest in the Surviving Entity.

Section 2.2            Closing of the Company’s Transfer Books. At the Effective Time of the Merger: (a) all shares of Company Common Stock (or any other shares of capital stock of the Company) outstanding immediately prior to the Effective Time of the Merger shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock (or any other shares of capital stock of the Company), if any, that were outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights as shareholders of the Company, other than the right to receive the Merger Consideration; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock (or any other shares of capital stock of the Company) outstanding immediately prior to the Effective Time of the Merger. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time of the Merger.

Section 2.3            Letter of Transmittal.

(a)                At or prior to the Closing, Parent will deliver to the Shareholder Representative for distribution to the Shareholders (other than any Dissenting Shareholders, each, an “Eligible Shareholder”, and from an after the Effective Time with respect to the Contingent Merger Consideration, each, an “Eligible Participant”) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (a “Letter of Transmittal”). Upon delivery of a duly executed Letter of Transmittal and such other documents to Parent, as may be reasonably required by Parent, each Eligible Shareholder shall be entitled at the Closing to receive in exchange therefor the Merger Consideration then due such Eligible Shareholder if and to the extent such Eligible Shareholder has the right to receive the same subject to and in accordance with the terms and conditions of this Agreement. Upon delivery of a duly executed Letter of Transmittal at the Closing and such other documents to Parent, as may be reasonably required by Parent, in accordance with this Section 2.3(a), Parent shall pay, and, immediately after the Closing issue and deliver, to each Eligible Shareholder at the Closing the amount of Closing Merger Consideration due to such Eligible Shareholder in accordance with this Agreement.

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(b)               Neither Parent, the Surviving Entity, the Company nor the Surviving Corporation shall be Liable to any holder or former holder of Company Common Stock, or any other person with respect to any portion of the Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 2.4                  Taking of Necessary Action; Further Action. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent and the managers and officers of the Surviving Entity are fully authorized in the name of their respective entities or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.5            Dissenters Rights.

(a)                Definition. “Dissenting Shares” shall mean any shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger and held by a holder (each, a “Dissenting Shareholder”) who has not voted in favor of the Merger or consented thereto in writing, and who has demanded the fair market value for such shares of Company Common Stock in accordance with Chapter 607, Section 1301 et seq. of the FBCA.

(b)               No Right to Merger Consideration. Subject to Section 2.5(c) below, notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive any portion of the Merger Consideration or cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by the FBCA.

(c)                Withdrawal of Dissenters’ Rights. Notwithstanding the provisions of Section 2.5(a) and (b), if any holder of shares of Company Common Stock who demands the fair market value for such holder’s shares under the FBCA effectively withdraws or loses (through failure to perfect or otherwise) the right thereto, then as of the Effective Time of the Merger or the occurrence of such event, whichever later occurs, such holder’s shares of Company Common Stock shall automatically be converted into, and represent only the right to receive, the Merger Consideration, without interest, upon execution and delivery of a Letter of Transmittal (and any additional documents contemplated by Section 2.3) to Parent with respect to such shares of Company Common Stock, as may be reasonably requested by Parent.

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Section 2.6            Contingent Consideration.

(a)                For purposes of this Section 2.6, the following terms shall have the following meanings:

(i)                 “Aggregate Contingent Financing Consideration” means the sum of Two Hundred Fifty Thousand Dollars ($250,000).

(ii)               “Aggregate Contingent Financing Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the Parent’s obligation to pay the Aggregate Contingent Financing Consideration, as set forth herein, the first time Parent closes an equity or equity-linked financing with the principal purpose of raising capital from an existing or new financing source in a transaction or series of related transactions with aggregate gross proceeds of not less than Seven Hundred Fifty Thousand Dollars ($750,000).

(iii)             “Milestone 1 Contingent Stock Consideration” means Four Million Five Hundred Thousand (4,500,000) shares of Parent Common Stock.

(iv)             “Milestone 1 Contingent Stock Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the Parent’s obligation to deliver the Milestone 1 Contingent Stock Consideration, as set forth herein, the first time Parent or one of its Affiliates completes development of an FDA current good manufacturing practice (“CGMP”) grade batch of successfully synthetically formulated “ready to ship” Cannabidiol (“CBD”) for use in drug development activities, as confirmed in writing by the third-party formulating entity engaged to conduct such development.

(v)               “Milestone 2 Contingent Stock Consideration” means Five Million (5,000,000) shares of Parent Common Stock.

(vi)             “Milestone 2 Contingent Stock Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the Parent’s obligation to deliver the Milestone 2 Contingent Stock Consideration, as set forth herein, the first time Parent or one of its Affiliates files an investigational new drug application with the U.S. Food & Drug Administration (“FDA”) in connection with a development program utilizing CBD as the active pharmaceutical ingredient (a “CBD Drug Product”).

(vii)           “Milestone 3 Contingent Stock Consideration” means Five Million (5,000,000) shares of Parent Common Stock.

(viii)         “Milestone 3 Contingent Stock Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the Parent’s obligation to deliver the Milestone 3 Contingent Stock Consideration, as set forth herein, the first time Parent or one of its Affiliates commences a Phase I clinical trial as authorized by the FDA for a CBD Drug Product.

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(ix)             “Milestone 4 Contingent Stock Consideration” means Five Million (5,000,000) shares of Parent Common Stock.

(x)               “Milestone 4 Contingent Stock Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the Parent’s obligation to deliver the Milestone 4 Contingent Stock Consideration, as set forth herein, the first time Parent or one of its Affiliates commences a Phase II clinical trial as authorized by the FDA for a CBD Drug Product.

(xi)             “Milestone 5A Contingent Payment Consideration” means an amount equal to the consideration payable pursuant to and in accordance with, and subject to the terms and conditions set forth on, Schedule 2.6(a)(xi), including the buyout provisions set forth therein.

(xii)           “Milestone 5A Contingent Payment Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the obligation to pay the Milestone 5A Contingent Payment Consideration, as set forth herein, the first commercial release by Parent or one of its Affiliates of the first CBD Drug Product developed by Parent or one of its Affiliates.

(xiii)         “Milestone 5B Contingent Payment Consideration” means an amount equal to the consideration payable pursuant to and in accordance with, and subject to the terms and conditions set forth on, Schedule 2.6(a)(xiii), including the buyout provisions set forth therein.

(xiv)         “Milestone 5B Contingent Payment Consideration Condition Precedent” means, after the Closing Date, and as a condition precedent to the obligation to pay the Milestone 5B Contingent Payment Consideration, as set forth herein, the first commercial release by Parent or one of its Affiliates of the second CBD Drug Product developed by Parent or one of its Affiliates.

(xv)           “Pro Rata Portion” means, with respect to each Eligible Participant, an amount equal to the quotient obtained by dividing (A) the total number of shares of Company Common Stock held by such Eligible Participant (in his capacity as an Eligible Shareholder) immediately prior to the Effective Time of the Merger by (B) the Total Company Common Stock. As of the Effective Date, each Shareholder’s Pro Rata Portion is set forth on Schedule 2.6(a)(xv).

(b)               Subject to Article VII and the satisfaction of the Aggregate Contingent Financing Consideration Condition Precedent, Parent shall, within two (2) Business Days from the date, if any, on which the Aggregate Contingent Financing Consideration Condition Precedent is satisfied, pay to each Eligible Participant an amount in cash equal to the product of (i) the Aggregate Contingent Financing Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal. For the avoidance of doubt and notwithstanding any other term or provision of this Agreement, payment of the Aggregate Contingent Financing Consideration following satisfaction of the Aggregate Contingent Financing Consideration Condition Precedent shall only be required to be made once.

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(c)                Subject to Article VII and the satisfaction of the Milestone 1 Contingent Stock Consideration Condition Precedent, Parent shall, within five (5) Business Days from the date, if any, on which the Milestone 1 Contingent Stock Consideration Condition Precedent is satisfied, issue and deliver to each Eligible Participant such number of shares of Parent Common Stock equal to the product of (i) the Milestone 1 Contingent Stock Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal. For the avoidance of doubt and notwithstanding any other term or provision of this Agreement, payment of the Milestone 1 Contingent Stock Consideration following satisfaction of the Milestone 1 Contingent Stock Consideration Condition Precedent shall only be required to be made once.

(d)               Subject to Article VII and the satisfaction of the Milestone 2 Contingent Stock Consideration Condition Precedent, Parent shall, within five (5) Business Days from the date, if any, on which the Milestone 2 Contingent Stock Consideration Condition Precedent is satisfied, issue and deliver to each Eligible Participant such number of shares of Parent Common Stock equal to the product of (i) the Milestone 2 Contingent Stock Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal. For the avoidance of doubt and notwithstanding any other term or provision of this Agreement, payment of the Milestone 2 Contingent Stock Consideration following satisfaction of the Milestone 2 Contingent Stock Consideration Condition Precedent shall only be required to be made once.

(e)                Subject to Article VII and the satisfaction of the Milestone 3 Contingent Stock Consideration Condition Precedent, Parent shall, within five (5) Business Days from the date, if any, on which the Milestone 3 Contingent Stock Consideration Condition Precedent is satisfied, issue and deliver to each Eligible Participant such number of shares of Parent Common Stock equal to the product of (i) the Milestone 3 Contingent Stock Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal. For the avoidance of doubt and notwithstanding any other term or provision of this Agreement, payment of the Milestone 3 Contingent Stock Consideration following satisfaction of the Milestone 3 Contingent Stock Consideration Condition Precedent shall only be required to be made once.

(f)                Subject to Article VII and the satisfaction of the Milestone 4 Contingent Stock Consideration Condition Precedent, Parent shall, within five (5) Business Days from the date, if any, on which the Milestone 4 Contingent Stock Consideration Condition Precedent is satisfied, issue and deliver to each Eligible Participant such number of shares of Parent Common Stock equal to the product of (i) the Milestone 4 Contingent Stock Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal. For the avoidance of doubt and notwithstanding any other term or provision of this Agreement, payment of the Milestone 4 Contingent Stock Consideration following satisfaction of the Milestone 4 Contingent Stock Consideration Condition Precedent shall only be required to be made once.

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(g)               Subject to Article VII and the satisfaction of the Milestone 5A Contingent Payment Consideration Condition Precedent, Parent shall, following the date, if any, on which the Milestone 5A Contingent Payment Consideration Condition Precedent is satisfied, pay (or cause its applicable Affiliate to pay) each Eligible Participant an amount in cash equal to the product of (i) the Milestone 5A Contingent Payment Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal, subject to and in accordance with Schedule 2.6(a)(xi).

(h)               Subject to Article VII and the satisfaction of the Milestone 5B Contingent Payment Consideration Condition Precedent, Parent shall, following the date, if any, on which the Milestone 5B Contingent Payment Consideration Condition Precedent is satisfied, pay (or cause its applicable Affiliate to pay) each Eligible Participant an amount in cash equal to the product of (i) the Milestone 5B Contingent Payment Consideration multiplied by (ii) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal, subject to and in accordance with Schedule 2.6(a)(xiii).

(i)                 Subject to and conditioned upon the prior satisfaction of the Aggregate Contingent Financing Consideration Condition Precedent, the Milestone 1 Contingent Stock Consideration Condition Precedent, the Milestone 2 Contingent Stock Consideration Condition Precedent, and the Milestone 3 Contingent Stock Consideration Condition Precedent (collectively, the “Trigger Event”), upon the occurrence of a Disposition Event and to the extent not previously paid, (A) all of the Milestone 4 Contingent Stock Consideration (but none of the Milestone 5A Contingent Payment Consideration or the Milestone 5B Contingent Payment Consideration) shall become automatically due and owing, and (B) unless (x) the surviving entity or third party purchaser assumes both the Milestone 5A Contingent Payment Consideration and the Milestone 5B Contingent Payment Consideration, and (y) any two of Michael Mona, Jr., Joseph Dowling and Michael Mona, III are part of the executive management team of the surviving entity or third party purchaser, the buyout provisions set forth on Schedule 2.6(a)(xi) for both the Milestone 5A Contingent Payment Consideration and the Milestone 5B Contingent Payment Consideration shall be deemed to be exercised. Simultaneously with or immediately prior to the occurrence of any such Disposition Event, following the Trigger Event, and only to the extent not previously paid, Parent shall issue and deliver to each Eligible Participant such number of shares of Parent Common Stock equal to the product of (1) the unissued portion of the Milestone 4 Contingent Stock Consideration multiplied by (2) such Eligible Participant’s Pro Rata Portion, to such Eligible Participant’s account as set forth in such Eligible Participant’s Letter of Transmittal. Prior to the Trigger Event, Parent agrees not to engage in a Disposition Event unless the surviving entity or third party purchaser in any such Disposition Event assumes the outstanding obligations under this Agreement with respect to the Contingent Merger Consideration.

(j)                 No rights or interest of any Eligible Participant pursuant to Section 2.6 may be assigned, transferred or otherwise disposed of, in whole or in part, other than (i) pursuant to the laws of descent and distribution or by will, or (ii) as required by Law.

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Section 2.7            Withholding Taxes. Only to the extent required by applicable Law, Parent and the Surviving Entity shall be entitled to withhold from any payments that are made under this Agreement to any Eligible Shareholder or Eligible Participant, any applicable withholding, payroll or other Taxes that are required to be withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax Law.

Section 2.8            Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement, if any, shall be allocated between the Shareholders, on one hand, and the Parent, on the other hand, in a manner consistent with applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the schedules to this Article III delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent, Merger Sub and the LLC as follows:

Section 3.1            Organization and Qualification.

(a)                The Company is a corporation duly incorporated and organized and validly existing under the laws of the State of Florida and is in good standing under such laws. The Company has the requisite corporate power and authority: (i) to own and operate its properties and assets, and to carry on its business as currently conducted; and (ii) to perform its obligations under all Contracts to which it is a party or by which it is bound. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary or required, except where the failure to be so qualified would not have a Material Adverse Effect. Each such jurisdiction is identified in Section 3.1(a) of the Company Disclosure Schedule.

(b)               The Company Subsidiary is a limited liability company duly formed and organized and validly existing under the laws of the State of Florida and is in good standing under such laws. The Company Subsidiary has the requisite corporate power and authority: (i) to own and operate its properties and assets, and to carry on its business as currently conducted; and (ii) to perform its obligations under all Contracts to which it is a party or by which it is bound. The Company Subsidiary is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary or required, except where the failure to be so qualified would not have a Material Adverse Effect. Each such jurisdiction is identified in Section 3.1(b) of the Company Disclosure Schedule.

(c)                Each of the Acquired Companies has furnished, or made available, to Parent a true, correct and complete copy of its Organizational Documents, as currently in effect on the date of this Agreement, including a copy of the written operating agreement of the Company Subsidiary duly executed by the Company as the sole member thereof (the “Operating Agreement”). The Company, as the sole member and manager of the Company Subsidiary, has approved the transfer of its ownership in the Company Subsidiary pursuant hereto, in accordance with the terms of the Operating Agreement.

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(d)               Section 3.1(d) of the Company Disclosure Schedule sets forth the name of all officers, managers and directors of each of the Acquired Companies, as applicable.

Section 3.2            Capitalization; Shares and Shareholder Information.

(a)                As of the date of this Agreement (immediately prior to the Effective Time of the Merger), the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 1,000,000 shares are issued and outstanding.

(b)               All shares of Company Common Stock outstanding on the date of this Agreement (immediately prior to the Effective Time of the Merger) are set forth on, and are owned beneficially and of record by the Persons and in the amounts set forth in, Section 3.2(b) of the Company Disclosure Schedule (as set forth therein, each a “Shareholder” and, collectively, the “Shareholders”). No other class or series of capital stock of the Company is authorized or outstanding. The Closing Payment Schedule is true and accurate in all respects. No share certificates representing any of the outstanding shares of Company Common Stock have ever been issued by the Company.

(c)                All of the outstanding shares of Company Common Stock: (i) have been duly authorized and validly issued, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Law, including the FBCA and Sections 607.0625 and 607.0626 thereof; (ii) are free of any Encumbrances created by the Company, and, to the Knowledge of the Company, free of any Encumbrances created by or imposed upon the holders thereof, other than restrictions on transfer imposed by federal or state securities laws; (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Organizational Documents or any Contract to which the Company is a party or by which it is bound; (iv) are not entitled or subject to any preemptive right or any similar right; and (v) are not subject to any right of first refusal or similar right in favor of the Company or any other Person. There is no Contract relating to the voting, registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock.

(d)               There is no: (i) outstanding subscription, option, warrant or other right (whether or not currently exercisable) to acquire from the Company any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance known to the Company that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive: (A) any shares of capital stock or other securities of the Company, or (B) any portion of any Merger Consideration payable in connection with the Merger.

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(e)                The Company has never repurchased, redeemed or otherwise reacquired any Company Capital Stock or other securities of the Company.

(f)                The Company owns all of the outstanding equity interests in Canabine, LLC, a limited liability company duly formed under the laws of Florida (the “Company Subsidiary”). No other class or series of equity interests of the Company Subsidiary is authorized or outstanding. All of the outstanding equity interests of Company Subsidiary: (i) have been duly authorized and validly issued, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Law; (ii) are free of any Encumbrances created by the Company or the Company Subsidiary, and free of any Encumbrances created by or imposed upon the holders thereof, other than restrictions on transfer imposed by federal or state securities laws; (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Subsidiary Organizational Documents or any Contract to which the Company or the Company Subsidiary is a party or by which it is bound; (iv) are not entitled or subject to any preemptive right or any similar right; and (v) are not subject to any right of first refusal or similar right in favor of the Company or any other Person. Other than the Company Subsidiary’s Organizational Documents, there is no Contract relating to the voting, registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Subsidiary units of limited liability company interests or equity interests, either directly or indirectly. There is no outstanding subscription, option, warrant or other right (whether or not currently exercisable) to acquire from the Company Subsidiary any units of limited liability company interests or equity interests or other securities of the Company Subsidiary, outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any units of limited liability company interests or equity interests or other securities of the Company Subsidiary, Contract under which the Company Subsidiary is or may become obligated to sell or otherwise issue any units of limited liability company interests or equity interests or other securities, or condition or circumstance known to the Company that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any units of limited liability company interests or equity interests or other securities of the Company Subsidiary.

(g)               The Company Subsidiary has never repurchased, redeemed or otherwise reacquired any units of limited liability company interests or equity interests or other securities of the Company Subsidiary.

Section 3.3            Corporate Power; Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the LLC Merger.

(a)                The Company has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on the part of the Company and its board of directors and shareholders.

(b)               The affirmative vote or consent of the Company’s board of directors and the holders of a majority of the Company Common Stock are the only votes of the holders of any Company Common Stock necessary under applicable law and the Company Organizational Documents to adopt this Agreement and the other transactions contemplated hereby.

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(c)                The board of directors of the Company has: (i) unanimously determined that the Merger and the LLC Merger is advisable and fair and in the best interests of the Company and its shareholders, (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and the Transactions contemplated hereby and unanimously approved the Merger and the LLC Merger, and (iii) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration and unanimous approval by the Company’s Shareholders concurrent with the execution and delivery hereof. The Company’s Shareholders have unanimously approved this Agreement and the Transactions contemplated hereby, including the Merger, pursuant to and in accordance with the Consent concurrent with the execution and delivery hereof on the Effective Date.

(d)               This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally.

Section 3.4            Company Subsidiaries. Except for its ownership of the Company Subsidiary, the Company does not own or control, directly or indirectly, any equity interest in any Entity. The Company is not a participant in any joint venture, partnership or similar arrangement. The Company has neither agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 3.5            Governmental Authorizations. Section 3.5 of the Company Disclosure Schedule identifies each and all material Governmental Authorization(s) held by any of the Acquired Companies, and the Company has delivered or made available to Parent or its counsel accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Section 3.5 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Acquired Companies to conduct their businesses (including all material Government Authorizations required under applicable Environmental Law) all in the manner in which such businesses are currently being conducted. Each of the Acquired Companies is, and at all times has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Section 3.5 of the Company Disclosure Schedule. No Acquired Company has received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any Acquired Company to design, develop, manufacture, license, offer to sell or sell any of its products or services. Notwithstanding anything in this Article III, no representation is being made with respect to any authorization or approval that may be required relating to or controlling the manufacture, sale or possession of CBD or products containing CBD. The Acquired Companies make no representation or warranty regarding their ability to comply with FDA tobacco control deeming regulations regarding vape products, if and when adopted.

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Section 3.6            Compliance with Laws; No Conflicts.

(a)                Each Acquired Company is, and at all times has been, in compliance: (i) with any and all provisions of its Organizational Documents, as amended to date; and (ii) in all material respects with any applicable Law; provided that, no representation or warranty is being made concerning any Law relating to or controlling the manufacture, sale or possession of CBD. The Acquired Companies make no representation or warranty regarding their ability to comply with FDA tobacco control deeming regulations regarding vape products, if and when adopted.

(b)               The Company has complied with the provisions of the FBCA in connection with this Agreement and the Transactions contemplated hereby, including all requisite notifications, disclosures and requirements under, including the timelines required under, Chapter 607, Section 1301 et seq. of the FBCA.

(c)                Neither: (A) the execution, delivery or performance of this Agreement by the Company or any of the other Ancillary Agreements referred to in this Agreement to which the Company is a Party, nor (B) the consummation of the Merger or any of the other Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):

(i)                 contravene, conflict with or result in a violation of (x) any of the provisions of any of the Acquired Company Organizational Documents, or (y) any resolution adopted by the Company’s shareholders, the Company’s board of directors or any committee of the Company’s board of directors, including any resolutions of the board of directors of the Company as the sole member of the Company Subsidiary;

(ii)               contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Transactions under any Law or to exercise any remedy or obtain any relief under any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(iii)             contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(iv)             contravene, conflict with or result in a violation or breach of, or result in a default under (or in the event that, with notice or lapse of time, or both, would constitute a default under), any provision of any Company Material Contract, or give any Person the right to (w) declare a default or exercise any remedy under any such Company Material Contract, (x) accelerate the maturity or performance of any such Company Material Contract, (y) rebate, chargeback or change in delivery of schedule under any Company Material Contract, or (z) cancel, terminate or modify any such Company Material Contract; or

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(v)               result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

(d)               Except for the filing of the Articles of Merger and the Second Articles of Merger, no Acquired Company is or will be required to make any filing with or give any notice to, or to obtain any Consent from any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other Transactions. For purposes of this Agreement, an Acquired Company will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent: (i) would result in the imposition of any Liability or obligation on, or the expansion of any Liability or obligation of, such an Acquired Company; (ii) would result in the termination, modification or limitation of any contractual or other right of any of the Acquired Companies; or (iii) would otherwise be reasonably expected to have a Material Adverse Effect on any Acquired Company.

Section 3.7            Litigation. There is no Legal Proceeding pending, or, to the Company’s Knowledge, threatened against any of the Acquired Companies that: (i) involves any Acquired Company, any Related Party by reason of an act or omission involving any of the Acquired Companies or by reason of the fact that such Related Party is or was an agent of any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies; or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. If any claim, dispute or Legal Proceeding is disclosed in Section 3.7 of the Company Disclosure Schedule, no such claim, dispute or Legal Proceeding could, if determined adversely to any of the Acquired Companies that is a party thereto, reasonably be expected to have or result in a Material Adverse Effect. No Acquired Company is a party or subject to the provisions of any Order of any Government Body. There is no action, suit, proceeding or investigation by any of the Acquired Companies currently pending or which any of the Acquired Companies intends to initiate. There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject.

Section 3.8            Financial Statements; No Undisclosed Liabilities.

(a)                The Company’s and the Company Subsidiary’s balance sheet and statements of operations are set forth on Section 3.8 of the Company Disclosure Schedule and are as of the date(s) and for the periods and interim periods set forth thereon (the “Financial Statements”). The Financial Statements (i) have been prepared from and are in accordance with the books and records of the Acquired Companies in all material respects, and (ii) have been prepared in accordance with GAAP (subject to footnotes and stated assumptions) as applied by the Company on a consistent basis throughout the relevant period. The Financial Statements fairly present the financial condition and operating results of the Company (including the Company Subsidiary) in all material respects, as of the dates and for the periods indicated therein.

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(b)               Except for Liabilities reserved or reflected in the Financial Statements and those Liabilities reflected on the Closing Payment Schedule, no Acquired Company has incurred or accrued any Liabilities, including any Contract Liability, Tax Liability, or Indebtedness, that is required by GAAP to be reflected or reserved against in a balance sheet of such Acquired Company (or in the notes thereto). To the Knowledge of the Company, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any such Liability arising other than (A) Liabilities incurred in the Ordinary Course of Business subsequent to the date of the interim Financial Statements that are reflected on the Closing Payment Schedule; and (B) obligations under any Company Material Contracts that can be terminated by the Company in the discretion of the Company without payment, penalty or Liability on no more than thirty (30) days’ notice, to the extent the nature and magnitude of such Liabilities can be reasonably ascertained by reference to the text of such Contracts, which, in the case of (A) and (B), individually or in the aggregate, are not material to the financial condition or operating results of the Acquired Companies.

(c)                Section 3.8(c) of the Company Disclosure Schedule provides a breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Companies as of the date set forth thereon, which is accurate and complete in all material respects.

(d)               All existing accounts receivable of each of the Acquired Companies (including those accounts receivable reflected on the interim Financial Statements that have not yet been collected and those accounts receivable arising since the date of the accounts receivable set forth in Section 3.8(c) of the Company Disclosure Schedule which have not yet been collected) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the Ordinary Course of Business. To the Knowledge of the Company, there is no reason to believe that any material portion of such accounts receivable (net of recorded reserves) will not be collected in full, without any material counterclaim or set off.

(e)                In all material respects, each of the Acquired Companies maintains accurate books and records reflecting its assets and Liabilities. The systems of controls maintained by the Acquired Companies are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.9            Absence of Certain Changes. Between November 17, 2015 and the date of this Agreement, there has not been:

(a)                any material change in the assets, Liabilities, financial condition or operating results of any of the Acquired Companies as stated in the Financial Statements;

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(b)               any material damage, destruction, loss, or any interruption in the use of, any of the assets of any of the Acquired Companies, whether or not covered by insurance;

(c)                any change or amendment to the Organizational Documents of any of the Acquired Companies;

(d)               any sale, assignment or transfer of all or substantially all of the Acquired Companies’ rights in any patents, trademarks, copyrights, trade secrets or other intangible assets or other material assets, except a sale, assignment or transfer made in the Ordinary Course of Business of tangible assets that is not material to the assets, properties, financial condition, operating results or business of the Acquired Companies;

(e)                any resignation or termination of any officer, key employee or group of employees of any of the Acquired Companies; and to the Company’s Knowledge, there is no impending resignation or termination of employment of any such officer, key employee or group of employees;

(f)                any waiver by any of the Acquired Companies of a material debt owed to it;

(g)               any capital expenditure which, when added to all other capital expenditures made on behalf of any of the Acquired Companies since November 17, 2015, exceeds $25,000;

(h)               any loans or advances by any of the Acquired Companies to, or any investments by any of the Acquired Companies in, any Person (other than pursuant to routine advances made to employees in the Ordinary Course of Business), or incurrence or guarantee of any indebtedness by any of the Acquired Companies for borrowed money;

(i)                 any material change in any compensation arrangement or agreement with any officer, director, shareholder or employee of any of the Acquired Companies;

(j)                 any declaration or payment of any dividend or other distribution of the assets of any of the Acquired Companies;

(k)               any Material Adverse Effect on any of the Acquired Companies, or, to the Knowledge of the Company, any event or circumstance, that, in combination with any other events or circumstances, would reasonably be expected to have or result in, a Material Adverse Effect on any of the Acquired Companies;

(l)                 any pledge of any of the Acquired Companies’ assets nor has any of the Acquired Companies otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

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(m)             any material change in the Acquired Companies’ methods of accounting or accounting practices in any respect;

(n)               any material Tax election by any of the Acquired Companies outside the Ordinary Course of Business;

(o)               any commencement or settlement of any Legal Proceeding involving any of the Acquired Companies;

(p)               entry by any of the Acquired Companies into any material transaction or taking by any of the Acquired Companies of any other action outside the Ordinary Course of Business of such Acquired Company; or

(q)               any agreement or commitment by any of the Acquired Companies to do any of the acts described in subsections (a) through (p) above.

Section 3.10        Taxes.

(a)                Except as set forth in Section 3.10 of the Company Disclosure Schedule, each of the Acquired Companies has timely filed, or caused to be filed on a timely basis, all income and other material Tax Returns which are required to be filed by it under applicable Law. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid.

(b)               Each of the Acquired Companies has or will: (i) properly and timely withheld all Taxes required to be withheld through the Closing Date, and (ii) properly remitted to the proper taxing authority all Taxes required to be remitted for which the remittance deadline has passed, with respect to amounts paid or owed to any employee, independent contractor, shareholder or other third party. Each of the Acquired Companies has complied in all material respects with the withholding and reporting requirements of Code Sections 1441-1464, Code Sections 3401-3406, Code Section 6041 (information at source) and Code Section 6049 (returns relating to payment of interest).

(c)                No Legal Proceeding is pending or, to the Knowledge of the Company or the Company Subsidiaries, has been threatened against or with respect to the Company or the Company Subsidiaries in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by any of the Acquired Companies with respect to any Tax. There are no liens or other Encumbrances for Taxes upon any of the assets of the Acquired Companies except liens for current Taxes not yet due and payable.

(d)               No written claim has ever been received from any Governmental Body by any of the Acquired Companies with respect to a jurisdiction where any of the Acquired Companies does not file a Tax Return that it is subject to taxation by that jurisdiction.

(e)                None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney with respect to Taxes has been executed by either of the Acquired Companies or filed with any Governmental Body that is currently effective.

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(f)                None of the Acquired Companies is a party to any Tax-sharing agreement or similar arrangement with any other party, and none of the Acquired Companies has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax, other than any obligation entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes.

(g)               None of the Acquired Companies has ever been audited by a government or Taxing authority, nor is any such audit in process or pending, and none of the Acquired Companies has been notified in writing of any request for such an audit or other examination.

(h)               None of the Acquired Companies has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i)                 Each of the Acquired Companies has delivered or made available to Parent or its counsel complete and accurate copies of all income Tax Returns of each of the Acquired Companies for all Tax years that remain open or are otherwise subject to audit, and all other Tax Returns of any of the Acquired Companies, if any, filed since November 6, 2014.

(j)                 None of the Acquired Companies has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(k)               The unpaid Taxes of the Acquired Companies: (A) did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than the notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing its Tax Returns. Since the date of the Interim Financial Statements, no Acquired Company has incurred and no Acquired Company will incur through the Closing Date any Liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the Ordinary Course of Business.

(l)                 There is no agreement, plan, arrangement or other Contract covering any director or officer or other Company Employee, and no payments have been made or will be made to any director or officer or other employee of any of the Acquired Companies, that, considered individually or considered collectively with any other such Contracts or payments, will, or could result in a payment that would be considered an “excess parachute payment” and treated as nondeductible under Section 280G of the Code.

(m)             None of the Acquired Companies has ever been a member of any Affiliated Group (as that term is defined in Code Section 1504(a)) filing a consolidated income tax return and the Company has no liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or otherwise.

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(n)               There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending with respect to the Acquired Companies.

(o)               None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(p)               With respect to each transaction in which either of the Acquired Companies has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(q)               Neither of the Acquired Companies has ever been a party to any joint venture, partnership or other arrangement or Contract that is a partnership for federal and applicable state income Tax purposes.

Section 3.11        Property and Assets.

(a)                Each of the Acquired Companies owns, and has good, valid and marketable title to, all of its properties, assets and leasehold estates, including: (i) all assets reflected in the balance sheet of the Financial Statements; (ii) all assets listed in Section 3.11 of the Company Disclosure Schedule; and (iii) all other assets reflected on the books and records of any of the Acquired Companies as being owned by such entity, in each case free and clear of any and all Encumbrances. Such assets are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and, other than with respect to the Company inventory and Company IP, after giving effect to the Nicobine Arrangement, are sufficient for the conduct of each of the Acquired Companies’ business in the manner in which such business is currently being conducted.

(b)               No Acquired Company owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.11(b) of the Company Disclosure Schedule.

Section 3.12        Intellectual Property.

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(a)                The Acquired Companies own all or otherwise possess sufficient legal rights to all Company IP and all other Intellectual Property Rights necessary for their business as now conducted. Section 3.12(a) of the Company Disclosure Schedule accurately identifies: (a) each item of Company Registered IP and each item of Company Licensed IP in which any of the Acquired Companies has an ownership interest or license, as applicable, and identifies the Company or Company Subsidiary as the owner thereof, as applicable (whether exclusively, jointly with another Person, or otherwise); (b) a reasonable summary of the unregistered Company IP that is material to the conduct of each Acquired Companies’ business as such business is currently being conducted; (c) if Registered IP, the jurisdiction in which such item of registered Company IP has been registered or filed; and (d) any other Person, other than any of the Acquired Companies, that has any ownership interest in any of the foregoing.

(b)               Each Person, including any current or former officer, manager, director employee, shareholder, consultant or independent contractor of any of the Acquired Companies, who is or was involved in the creation or development of any Company IP, is listed in Section 3.12(b) of the Company Disclosure Schedule and has signed a valid, enforceable agreement containing a perpetual and irrevocable assignment of any ownership interest in, to or under any Company IP to the Acquired Company with which such Person was involved. No third party has provided a written communication to any of the Acquired Companies challenging the right, title or interest of any of the Acquired Companies in the Company IP, or the validity, enforceability or claim construction of any patent rights included in the Company IP and, to the Knowledge of the Company, no such challenge has been threatened. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(c)                No Acquired Company has granted to any Person any option, license or agreement of any kind with respect to the Company IP.

(d)               No Acquired Company is a party to or bound by any agreements that include exclusivity, non-competition, sub-licensing or most-favored-nation or development obligations or licenses or other arrangements relating to any Intellectual Property Rights (or any tangible embodiment thereof) to be developed in the future by any of the Acquired Companies from any of the Company IP as of the date of this Agreement and no Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Companies to use, exploit, assert, or enforce any Company IP anywhere in the world. All Company IP is valid, subsisting, and enforceable. To the Knowledge of the Company, the conduct of the Acquired Companies’ business as it is currently being conducted does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any other person, and no Acquired Company has received any written notice that it is infringing upon, violating or otherwise misappropriating, the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses of third parties and to the Knowledge of the Company no claim of such infringement or violation, or misappropriation has been threatened. No third party has or is infringing upon, violating or misappropriating any of the Company IP.

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(e)                No Acquired Company is obligated or under any Liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights except for Standard Software. “Standard Software” means commercially available non-customizable, off-the-shelf software which (1) any of the Acquired Companies licenses from a third party solely in executable or object code form pursuant to a non-exclusive internal use software license on standard terms for less than $15,000; and (2) is not incorporated into or used in the development, manufacturing, or distribution of any of the Company’s products. Section 3.12(e) of the Company Disclosure Schedule identifies each Contract pursuant to which all Intellectual Property Rights or Intellectual Property (excluding Standard Software) are licensed to any of the Acquired Companies and whether the licenses granted to any of the Acquired Companies are exclusive or non-exclusive.

(f)                The Company has provided to Parent a complete copy of each standard form of Company IP Contract used by the Acquired Companies, including each standard forms of end user license agreement, development agreement, distributor or reseller agreement, employee, consulting or independent contractor agreement containing an assignment or license of any Intellectual Property or Intellectual Property Rights or any confidentiality provision, and confidentiality or nondisclosure agreement. Section 3.12(f) of the Company Disclosure Schedule identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(g)               Section 3.12(g) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

(h)               As the Company’s business is currently conducted, no Company Products use any Open Source Code in a manner that would require or condition any Company Product or part thereof to (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, (C) be redistributable at no charge, or (D) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product. The Company does not distribute any Open Source Code.

(i)                 To the Company’s Knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (collectively, “Company Software”) contains any known bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or fails in any material respect to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. To the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

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(j)                 No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person other than an employee or contractor of the Company in the Ordinary Course of Business. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the source code for the Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(k)               The Company has put in place policies and procedures to protect and maintain the confidentiality of the proprietary know how included in the Company IP that are commercially reasonable and customary and has complied with such policies and procedures in all material respects. The Company has not transferred or disclosed any Company IP (or any tangible embodiment thereof) to a third party without having the recipient thereof execute a written non-disclosure agreement.

(l)                 Each of the Acquired Companies has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Law pertaining to privacy, user data, or personal data. “Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any website of the Company, (ii) the collection, storage, disclosure, and transfer of any user data or personal data, and (iii) any employee information.

(m)             Neither the execution, delivery, or performance of this Agreement (or any Ancillary Agreements to which the Company is a party) nor the consummation of any of the Transactions (or any Ancillary Agreement to which the Company is a party) will, with or without notice or lapse of time, result in, or give any Person the right or option to cause or declare, (a) a loss of, or any Encumbrance on, any Company IP; (b) a breach of any agreement described in Section 3.12(e); (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

Section 3.13        Insurance. Section 3.13 of the Company Disclosure Schedule sets forth the insurance policies that the Acquired Companies maintain with respect to their properties and business and identifies any material claims made thereunder since November 6, 2014, or any other material claim that is outstanding as of the date of this Agreement. The Company has delivered or made available to Parent or its counsel accurate and complete copies of such insurance policies. There is no claim pending under any of the Acquired Companies’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Each of the Acquired Companies is in compliance in all respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, invalidation, cancellation or material premium increase with respect to, any of such policies.

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Section 3.14        Material Contracts and Obligations.

(a)                Section 3.14 of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each of the Company Contracts required to be listed that follows, a “Company Material Contract”):

(i)                 each Company Contract relating to the employment of, or the performance of services by, any current employee, consultant or independent contractor of any of the Acquired Companies;

(ii)               each Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make: (A) any severance, termination or similar payments to any current or former employee or director, or (B) bonus or similar payment (other than payments constituting base salary) to any current or former employee or director;

(iii)             each Company Contract involving any loans or advances by any of the Acquired Companies to any officer, director or employee which are outstanding as of the date of this Agreement;

(iv)             each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any (A) technology, (B) Intellectual Property or (C) Intellectual Property Right other than pursuant to the Company’s standard customer agreements or employee agreements in the form provided to Parent without material deviation therefrom;

(v)               each Company Contract imposing any material restriction on any of the Acquired Companies’ right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(vi)             each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vii)           each Company Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of any of the Acquired Companies, (B) providing any Person with any preemptive right, or similar right with respect to any securities of any of the Acquired Companies, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii)         each Company Contract: (A) imposing any confidentiality obligation on any of the Acquired Companies or on any other Person (other than routine nondisclosure agreements entered into by any of the Acquired Companies in the Ordinary Course of Business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

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(ix)             each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(x)               each Company Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Companies;

(xi)             each real property lease agreement;

(xii)           each Company Contract involving or incorporating any guaranty, any pledge or any surety arrangement;

(xiii)         each Company Contract resulting in any of the Acquired Companies incurring or guarantying any indebtedness for money borrowed;

(xiv)         each Company Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any material indemnity or similar obligation;

(xv)           each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

(xvi)         each Contract between any of the Acquired Companies and any Related Party of such entity, including, without limitation, any Contracts that provide for indemnification of any officer, director, employee or agent;

(xvii)       each Company Contract not otherwise listed on Section 3.14 of the Company Disclosure Schedule that has a term of more than 30 days and that may not be terminated by any of the Acquired Companies (without payment, penalty or Liability) within 30 days after the delivery of a termination notice by such entity (other than (A) routine nondisclosure agreements entered into by any of the Acquired Companies in the Ordinary Course of Business, or (B) other Contracts that do not contemplate or involve the payment or delivery of cash or other consideration in excess of $15,000);

(xviii)     each Company Contract under which the Merger or any of the other Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any of the Acquired Companies or any other Person;

(xix)         each Company Contract that requires (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $15,000 in the aggregate, or (B) the performance of services having a value in excess of $15,000 in the aggregate;

(xx)           any other material Company Contract that was entered into outside the Ordinary Course of Business or was inconsistent with the Acquired Companies’ past practices;

(xxi)         each Company Contract that could reasonably be expected to have or result in a Material Adverse Effect on (A) any of the Acquired Companies, or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Transactions; and

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(xxii)       each Company Contract not otherwise listed on Section 3.14(a) through Section 3.14(a)(xxi) of the Company Disclosure Schedule, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect. The Company has delivered or made available to Parent or its counsel accurate and complete copies of all written Company Material Contracts, including all amendments thereto. Section 3.14 of the Company Disclosure Schedule provides an accurate description of the terms of each Company Material Contract that is not in written form. Each Company Material Contract is valid and in full force and effect, and is enforceable by the Acquired Company which is a party to such Contract in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)               Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(i)                 no Acquired Company has materially violated or breached, or committed any material default under, any Company Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached or committed any material default under, any Company Contract;

(ii)               to the Knowledge of the Company, no event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (A) result in a material violation or material breach of any of the provisions of any Company Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (D) give any Person the right to cancel, terminate or modify any Company Material Contract;

(iii)             no Acquired Company has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract; and

(iv)             the Company has not waived any of its material rights under any Company Material Contract.

(c)                The Company Contracts identified in the Company Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Acquired Companies to conduct its business in the manner in which its business is currently being conducted.

Section 3.15        Employees.

(a)                Section 3.15 of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) the names of all current employees (including part-time employees, temporary employees and employees on leave of absence), of any of the Acquired Companies (the “Company Employees”); and (ii) the date each Company Employee was hired by the applicable Acquired Company, the title of each Company Employee, the Acquired Company in which such employee is employed, the Acquired Company’s facility or location in which such Company Employee performs services for such Acquired Company, the current annualized compensation of each Company Employee (including breakdown of base salary, bonus and other compensation), any Governmental Authorization that, to the Company’s Knowledge, is held by such Company Employee and that relates to or is useful in connection with the business of the Acquired Companies and all Contracts between any of the Acquired Companies and such Company Employee.

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(b)               To the Knowledge of the Company, none of the Company Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or Order of any court or administrative agency, that would interfere with such Company Employee’s duties to the applicable Acquired Company or that would conflict with the Acquired Companies’ business as presently proposed to be conducted. To the Knowledge of the Company, no officer or key employee of any of the Acquired Companies is subject to any Order of any court or government agency or instrumentality that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Companies. No Company Employee has been granted the right to any compensation following termination of employment with any of the Acquired Companies.

(c)                To the Knowledge of the Company, no Company Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract that may have a material effect on the: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Acquired Companies; or (B) business or operations of the Acquired Companies.

(d)               No Acquired Company is engaged, and each of the Acquired Companies has never been engaged, in any unfair labor practice of any material nature. As of the date of this Agreement, none of the Acquired Companies is a party to, and has no duty to bargain for, any collective bargaining agreement, collective labor agreement or other Contract with a labor organization, works council, trade union or other organization or body representing or involving any Company Employees, and there are no labor organizations, works councils, trade union or other organization or body representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any Company Employees. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Companies or any Company Employee in connection with his or her employment with the Company. There has been no dispute between any of the Acquired Companies and any group of the Company Employees and there has been no effort on the part of any labor union to organize any Company Employees. There is not now pending, no event has occurred and no circumstance or condition exists, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Employee, including charges of unfair labor practices or harassment complaints.

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(e)                Section 3.15(e) of the Company Disclosure Schedule accurately identifies each former employee of any of the Acquired Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from an Acquired Company or otherwise) relating to such former employee’s employment with any of the Acquired Companies, except for benefits that a licensed insurance company is obligated to pay whether or not any of the Acquired Companies or such individual pays any premium after the Closing Date; and Section 3.15(e) of the Company Disclosure Schedule accurately describes such benefits.

(f)                The employment of each of the Company Employees is terminable by the applicable Acquired Company at will, without payment of severance or other termination benefits. The Company has delivered or made available to Parent or its counsel accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other written materials relating to the employment of the current and former employees of all the Acquired Companies.

(g)               To the Knowledge of the Company: (i) no Company Employee intends to terminate his employment with the applicable Acquired Company; and (ii) no Company Employee has received an offer to join a business that may be competitive with the business of any of the Acquired Companies.

(h)               Section 3.15(h) of the Company Disclosure Schedule sets forth, with respect to each independent contractor of any of the Acquired Companies whose Contract is not fully performed by both parties:

(i)                 the name of such independent contractor, the Acquired Company for which such contractor provides services, and the date as of which such independent contractor was originally hired by the applicable Acquired Company;

(ii)               a brief description of such independent contractor’s duties and responsibilities and the location or facility in which such independent director performs his services for the applicable Acquired Company;

(iii)             the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Companies with respect to services performed in 2015;

(iv)             the material terms of compensation of such independent contractor; and

(v)               any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with any of the business of the Company.

(i)                 None of the current or former independent contractors of any of the Acquired Companies could properly be expected to be reclassified as an employee by any Governmental Body. Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, (A) there are not, and at no time have been, any independent contractors who have provided services to any of the Acquired Companies for a period of six consecutive months or longer; and (B) none of the Acquired Companies has ever had any (1) leased employees or (2) temporary employees who have been employed by any of the Acquired Companies for a period of six consecutive months or longer. No independent contractor of any of the Acquired Companies is eligible to participate in any Company Employee Plan.

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(j)                 The Company has in good faith classified each of its employees and independent contractors for Tax and other employment-related purposes.

Section 3.16        ERISA and Employee Benefits.

(a)                Section 3.16(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of each Company Employee Plan and Company Employee Agreement. Except as in the Ordinary Course of Business, as may be required by applicable Law, required by the terms of any Company Employee Agreement or Company Employee Plan or as would not reasonably be likely to result in a material liability, the Company does not intend nor have they committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan.

(b)               The Company has delivered or made available to Parent or its counsel accurate and complete copies of: (i) all documents setting forth the currently in effect terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Law in connection with each Company Employee Plan; (iii) the most recent summary plan description together with any summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would reasonably be expected to result in any material Liability to any Acquired Company; (vii) all material correspondence to or from any Governmental Body relating to any Company Employee Plan, except any correspondence relating to matters that have been finally resolved; (viii) all forms of COBRA notices currently in use by the Company (but not actual COBRA notices provided to current COBRA participants); (ix) all insurance policies that are in the possession of any Acquired Company and provide, or have provided, any fiduciary Liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Pension Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Pension Plan intended to be qualified under Section 401(a) of the Code.

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(c)                Each of the Acquired Companies has performed in all material respects all obligations required to be performed by it under each Company Employee Plan. No Acquired Company is in default or violation (in any material respect) of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in accordance with any and all applicable Law. No Acquired Company has been a party to any “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, nor to the Knowledge of the Company has any such “prohibited transaction” occurred, that in either case is not otherwise exempt under Section 408 of ERISA with respect to any Company Employee Plan. There are no material claims pending or, to the Knowledge of the Company, anticipated against or otherwise involving any of the Company Employee Plans and no material suit, action or other litigation (excluding claims for benefits incurred in the Ordinary Course of Business of Company Employee Plans activities) has been brought against or with respect to any Company Employee Plan, and to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Employee Plans, any fiduciaries thereof with respect to their duties to the Company Employee Plans or the assets of any of the trusts under any of the Company Employee Plans that could reasonably be expected to result in any material Liability of the Company to the Department of Treasury, the DOL, any Company Employee Plan, or any participant in a Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent or any Acquired Company (other than ordinary administration expenses and payment of benefit obligations under such Company Employee Plans accruing after the Closing), subject to applicable Law. No Acquired Company has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Law. Each of the Acquired Companies has timely made all contributions, reserves or premium payments, required to be made by and due under the terms of each Company Employee Plan. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan.

(d)               No Acquired Company has ever maintained, established, sponsored, participated in, or contributed to any: (i) ”pension plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) foreign plan. No Acquired Company has any outstanding liability with respect to any plan described in clauses (i) or (ii) of this Section 3.16(d) by virtue of its relationship with any Company Affiliate.

(e)                No Company Employee Plan provides (except at no cost to any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law. Other than commitments made that involve no future costs to any Acquired Company, neither the Company nor any Company Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Law.

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(f)                Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(g)               No Acquired Company: (i) has violated or otherwise failed in any material respect to comply with any Law respecting employment, employment practices, terms and conditions of employment or wages and hours, the requirements of the Family and Medical Leave Act of 1993 (the “FMLA”), the applicable requirements of The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (ii) has failed in any material respect to withhold or report any amounts required by applicable Law or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is Liable for material amounts of any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to any of the foregoing; and (iv) is Liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any Acquired Company under any worker’s compensation policy or long-term disability policy.

Section 3.17        Books and Records. The minute books of the Acquired Companies made available to the legal counsel for Parent are complete and accurate in all material respects, and include records of all meetings and other corporate actions (including any action taken by written consents or otherwise without a meeting) of the shareholders, the board of directors or any committees thereof of each of the Acquired Companies. The stock ledger of each of the Acquired Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The books of account and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects.

Section 3.18        Environmental and Safety Laws. No Acquired Company has received any written notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any Acquired Company with any Environmental Law in the future. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by any Acquired Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any Acquired Company contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any Acquired Company contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Company has ever (i) sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (ii) to the Company’s Knowledge, been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (iii) to the Company’s Knowledge, designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iv) been subject to a Law to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

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Section 3.19        Obligations to Related Parties.

(a)                There are no obligations of any of the Acquired Companies to any Related Party of any of the Acquired Companies other than (i) for standard employee benefits made generally available to all employees, and (ii) except as otherwise set forth in Section 3.19(a) of the Company Disclosure Schedule, no Related Party of any of the Acquired Companies has any claim or right against any of the Acquired Companies other than as described above.

(b)               No Related Party of any of the Acquired Companies is indebted to any of the Acquired Companies or to the Knowledge of the Company, has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 2% of such company) which may compete with the Company; provided, however, certain Shareholders and/or employees of the Acquired Companies are also owners and/or employees of: (i) Nicobine, LLC, an entity that manufactures and sells a vape e-liquid product that contains nicotine but does not contain CBD, and (ii) MYMD Pharmaceuticals, Inc., an entity that is seeking to develop and commercialize drugs to treat various conditions where the active ingredient of the drugs is not CBD.

(c)                No Related Party of any of the Acquired Companies has entered into, or has had any direct or indirect financial interest in any Contract, transaction or business involving any of the Acquired Companies, other than the Nicobine Arrangement. Any unpaid Liability for unpaid monthly management fees or other advances due by the Acquired Companies to any Related Party will be fully forgiven at the Closing and of no continuing effect. No Related Party of any of the Acquired Companies is competing, or has competed, directly or indirectly, with the Company; provided, however, certain Shareholders and/or employees of the Acquired Companies are also owners and/or employees of: (i) Nicobine, LLC, an entity that manufactures and sells a vape e-liquid product that contains nicotine but does not contain CBD, and (ii) MYMD Pharmaceuticals, Inc., an entity that is seeking to develop and commercialize drugs to treat various conditions where the active ingredient of the drugs is not CBD.

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Section 3.20        Customers and Suppliers. No material current customer and no material current supplier of any of the Acquired Companies has canceled or otherwise terminated, or made any written threat to any of the Acquired Companies to cancel or otherwise terminate, its relationship with such Acquired Company or has at any time on or after the date of the interim Financial Statements, decreased materially its services or supplies to any of the Acquired Companies in the case of any such supplier, or its usage of the services or products of any of the Acquired Companies in the case of such customer; provided, however, that as part of its Ordinary Course of Business, retail stores, distributors, and/or customers routinely vary product purchase orders and usage, including reducing and/or ceasing placing orders for product from the Company Subsidiary. Subject to the foregoing, no such material supplier or customer has indicated orally or in a writing to any of the Acquired Companies, that such supplier or customer intends to cancel or otherwise terminate its relationship with any of the Acquired Companies or to decrease materially its delivery of services or supplies to any of the Acquired Companies or its usage of the services or products of any of the Acquired Companies. Section 3.20 of the Company Disclosure Schedule sets forth the names of the ten (10) most significant customers (by revenue) of the Acquired Companies for the twelve-month period ended November 30, 2015 and the amount for which each such customer was invoiced during such period.

Section 3.21        Foreign Corrupt Practices Act. Neither the Company nor, the Company Subsidiaries or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

Section 3.22        Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Acquired Companies, or either of them, in connection with the Merger, this Agreement or any other Transactions.

Section 3.23        Banks; Power of Attorney. Section 3.23 of the Company Disclosure Schedules sets forth a complete list showing the name of each bank or other financial institution in which the Company and the Company Subsidiary has accounts (including the names of all Persons authorized to draw thereon or to have access thereto, the account number and the balance in each account as of the date of this Agreement).

Section 3.24        Tax Reorganization. The Company has not taken or agreed to take any action, and does not have Knowledge of any fact or circumstance, that would prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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Section 3.25        Transaction Expenses. Section 3.25 of the Company Disclosure Schedule provides an accurate and complete breakdown of all Transaction Expenses incurred or accrued by or on behalf of the Company or Company Subsidiary on or prior to the date of this Agreement.

Section 3.26        Recent Events. From and after November 17, 2015 until the date of this Agreement (the “Pre-Closing Period”), each of the Acquired Companies has:

(a)                conducted its business in the Ordinary Course of Business, in substantially the same manner as heretofore conducted and as proposed to be conducted and in compliance with all applicable Laws and the requirements of all material contracts to which it is a party or by which it is bound; provided that, no representation or warranty is being made concerning any Law relating to or controlling the manufacture, sale or possession of CBD. The Acquired Companies make no representation or warranty regarding their ability to comply with FDA tobacco control deeming regulations regarding vape products, if and when adopted;

(b)               maintained the practices, operations and policies related to its business, including with respect to terms of sale, accounts receivable and accounts payable;

(c)                used Commercially Reasonable Efforts to preserve intact its business organization, keep available the services of present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others;

(d)               not adopted a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than this Agreement);

(e)                not, other than in the Ordinary Course of Business, sold, licensed, transferred, pledged, encumbered, granted or disposed of any Company IP, or entered into any material commitment or transaction, or done any act or knowingly omitted to do any act whereby any Company IP would reasonably be expected to become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(f)                not altered any of its policies or practices with respect to the payment of accounts payable or other current Liabilities or the collection of accounts receivable; and

(g)               not agreed, in writing or otherwise, to take any of the actions described in clauses “(a)” through “(f)” of this sentence.

ARTICLE IV
PARENT, MERGER SUB AND LLC
REPRESENTATIONS AND WARRANTIES

Except as set forth in the schedules to this Article IV delivered to the Company on the date of this Agreement (the “Parent Disclosure Schedule”), Parent, Merger Sub and the LLC hereby jointly and severally represent and warrant to the Company as follows:

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Section 4.1            Organization and Standing. Parent is a corporation duly incorporated and organized and validly existing under the laws of the State of Delaware, Merger Sub is a corporation duly incorporated and organized and validly existing under the laws of the State of Florida, and LLC is a limited liability company duly formed and validly existing under the laws of the State of Delaware, and each such entity is in good standing under such laws. Parent has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. Each of Parent, Merger Sub and LLC has delivered, or has made available for review, to the Company or its advisors, true and correct copies of Parent’s, Merger Sub’s and LLC’s Organizational Documents in effect as of the date of this Agreement. Each of Parent, Merger Sub and LLC is duly qualified and is authorized to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary or required, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2            Corporate Power; Authorization.

(a)                Each of Parent, Merger Sub and LLC has all requisite corporate and limited liability company power, as applicable, to enter into this Agreement and to consummate the Merger and the LLC Merger.

(b)               Parent has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Parent of this Agreement has been duly authorized by all necessary corporate action on the part of Parent and its board of directors. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the transactions contemplated hereby or thereby, including the issuance of the Aggregate Closing Stock Consideration and Contingent Stock Consideration.

(c)                Each of the board of directors of Parent and Merger Sub, and the Parent as the sole member of the LLC, has adopted this Agreement and approved its execution and delivery and the consummation of the Merger.

(d)               This Agreement, when executed and delivered by Parent, Merger Sub and LLC, and the other Parties hereto, will constitute a valid and binding obligation of Parent, Merger Sub and LLC enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

Section 4.3            No Conflicts. Neither (A) the execution, delivery or performance of this Agreement by Parent, Merger Sub or LLC or any of the other agreements referred to in this Agreement to which Parent, Merger Sub or LLC is a Party, nor (B) the consummation of the Combination or any of the other Transactions by Parent, Merger Sub or LLC, will directly or indirectly (with or without notice or lapse of time):

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(a)                contravene, conflict with or result in a violation of (i) any provisions of the Organizational Documents of Parent, Merger Sub or LLC, or (ii) any resolution adopted by the board of directors, or any committee of the board of directors, of Parent, Merger Sub or LLC, including the resolutions of the board of directors of the Parent as the sole member of the LLC;

(b)               contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Combination or Transactions under any Law or to exercise any remedy or obtain any relief under any Order to which Parent, Merger Sub or LLC, or any of the assets owned or used by Parent, Merger Sub or LLC, is subject; or

(c)                materially contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any material Contract to which Parent, Merger Sub or LLC is a party or by which any of their respective assets are bound (a “Parent Material Contract”), or give any Person the right to (x) exercise any material remedy under any such Parent Material Contract or (y) cancel, terminate or modify in any material way any such Parent Material Contract.

Section 4.4            Consents. Except for the filing of the Articles of Merger, the Second Articles of Merger, the Certificate of Merger and the filing of Form 8-K with the U.S. Securities & Exchange Commission, neither Parent, Merger Sub, nor LLC is or will be required to make any filing with or give any notice to, or, other than approval by the board of directors of Parent and Merger Sub, and the Parent as the sole member of the LLC, to obtain any consent from any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other Transactions.

Section 4.5            SEC Reports; Financial Statements. Parent has filed all SEC Reports. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has never been an issuer subject to Rule 144(i) under the Securities Act. As of the date of this Agreement, Parent has not received any comments from the SEC with respect to any of the Parent SEC Reports which remain unresolved, other than the Form S-1 filed on July 15, 2015, as amended, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that is likely to lead to an action that can reasonably be expected to result in a Material Adverse Effect. The financial statements of Parent included in the SEC Reports (including the related notes, where applicable) complied in all material respects with applicable accounting requirements and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations, cash flows and changes in shareholders’ equity for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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Section 4.6            Capitalization.

(a)                The capitalization of Parent is as set forth in the SEC Reports.

(b)               All of the outstanding shares of Parent Common Stock: (i) have been duly authorized and validly issued, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws and other applicable Law; (ii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Parent Organizational Documents or any agreement to which the Parent is a party or by which it is bound; and (iii) are not entitled or subject to any preemptive right or any similar right.

(c)                Except as set forth on the SEC Reports, there is no: (i) outstanding subscription, option, warrant or other right (whether or not currently exercisable) to acquire from Parent any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance known to Parent that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

Section 4.7            Tax Reorganization. Parent has not taken or agreed to take any action, and does not have Knowledge of any fact or circumstance, that would prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.8            Litigation. There is no Legal Proceeding pending, or, to Parent’s Knowledge, threatened that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination or any of the other Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

Section 4.9            Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Parent, Merger Sub and LLC, or any of them, in connection with the Combination, this Agreement or any other Transactions.

Section 4.10        Issuance of Stock Consideration. The Aggregate Closing Stock Consideration and the Contingent Stock Consideration, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all Liens, claims, restrictions, and preemptive, preferential or similar purchase rights created by statute, the Parent Organizational Documents or any Contract to which Parent is a party or by which it’s bound, other than restrictions on transfer under applicable state and federal securities Laws.

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ARTICLE V
COVENANTS

Section 5.1                  Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each Party hereto shall use it best efforts to cause the Combination to qualify, and shall not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail or to be taken which action or failure to act could prevent the Combination from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Parties agree to report the Combination in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise unless required to do so by Law.

Section 5.2                  Public Announcements. Parent and the Shareholder Representative shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the agreements herein contemplated and the transactions contemplated hereby and thereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by applicable Law.

Section 5.3            Beneficial Ownership Limitation. Notwithstanding any other provision of this Agreement, Parent shall not (and the Shareholder Representative and Shareholders shall direct Parent not to) issue any shares of Parent Common Stock to any Shareholder, to the extent that after giving effect to such issuance such Shareholder (together with such Shareholder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Parent Common Stock beneficially owned by the Shareholder and his/her/its Affiliates shall be delivered to Parent in writing at least two (2) Business Days prior to the issuance of any shares of Parent Common Stock pursuant to the terms of this Agreement (the “Beneficial Ownership Certification”). Parent shall be entitled to rely on the Beneficial Ownership Certification entirely, and each Shareholder holds and saves Parent harmless from any issuances of Parent Common Stock that cause such Shareholder to exceed the Beneficial Ownership Limitation if such shares of Parent Common Stock were issued in reliance on the Beneficial Ownership Certification. If any Shareholder fails to timely deliver his/her/its Beneficial Ownership Certification in accordance with this Section 5.3, Parent shall be relieved from its obligation to deliver the shares of Parent Common Stock issuable to such Shareholder in accordance with the terms of this Agreement, unless and until such Shareholder delivers the Beneficial Ownership Certification. Any shares of Parent Common Stock that are not delivered to a Shareholder due to the Beneficial Ownership Limitation, shall be deemed unissued by Parent and such Shareholder shall have no ownership (including, without limitation, with respect to dividends) or voting rights in such shares. All shares of Parent Common Stock not delivered to a Shareholder due to the Beneficial Ownership Limitation, shall be delivered to the applicable Shareholder once Parent receives a Beneficial Ownership Certificate from such Shareholder reflecting that the delivery of such shares will not exceed the Beneficial Ownership Limitation.

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Section 5.4            Releases. The Company shall, at its sole cost and expense, obtain a general release, in a form reasonably acceptable to Parent, from any and all Company Employees and/or service providers prior to Closing. The Company shall cause each of the Shareholders, officers and directors of the Acquired Companies to execute and deliver at Closing a general release, in a form reasonably acceptable to Company, releasing the Company from any and all claims at Closing.

Section 5.5            280G. Each Person who shall receive any payments and/or benefits in connection with the Merger that constitute “parachute payments” pursuant to Section 280G of the Code shall execute a 280G Waiver, each in form reasonably satisfactory to Parent (the “280G Waiver”), pursuant to which each such Person will waive any right to entitlement to such payments and/or benefits unless the requisite shareholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder.

Section 5.6            LLC Merger. As soon as practicable following the Merger, Parent shall do, or shall cause to be done, all such things reasonably necessary to effect the LLC Merger as contemplated by this Agreement.

Section 5.7            D&O Insurance. Within a reasonable time following the Effective Time of the Merger, and in any event within forty-five (45) days, Parent shall, at its sole expense, name all of the outgoing officers and directors of the Company as co-insureds under Parent’s directors’ and officers’ liability insurance policy.

Section 5.8            Rule 144.

(a)                The Shareholders have acknowledged that any Parent Common Stock being issued as Merger Consideration constitutes “restricted securities” as defined in Rule 144 promulgated under the Securities Act and will be subject thereto. Such Parent Common Stock may not be transferred, resold, pledged, hypothecated or otherwise disposed of in the absence of a legal opinion of counsel reasonably acceptable to Parent that such transfer may be made without registration under the Securities Act and all applicable state securities or blue sky Laws.

(b)               With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit the Shareholders to sell securities of Parent to the public without registration, Parent agrees to use Commercially Reasonable Efforts to:

(i)                 make and keep adequate current public information available, as those terms are understood and defined in Rule 144;

(ii)               file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act, for so long as Parent remains subject to such requirements, and the filing of such reports and other documents as is required for sales under Rule 144;

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(iii)             submit electronically and post on its corporate web site, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; and

(iv)             furnish to the Shareholder Representative, promptly upon written request, (A) to the extent accurate, a written statement by Parent that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested to permit the Shareholders to sell such securities pursuant to Rule 144 without registration.

(c)                Provided the Shareholders (i) have held the Parent Common Stock received as Merger Consideration for six (6) months, and (ii) are not Affiliates of Parent, Parent shall promptly, upon a Shareholder’s written request, provide instructions to its stock transfer agent to remove the restrictive legend from any stock certificate representing a Shareholder’s portion of the Merger Consideration. The Shareholders shall provide Parent with the customary written certificates necessary for Parent to satisfy the foregoing requirement.

ARTICLE VI
CLOSING DELIVERIES

Section 6.1            Company Deliveries. At the Closing, the Company shall deliver or cause to be delivered to Parent all of the agreements, certificates, instruments and documents required to be delivered to Parent pursuant to the provisions of this Section 6.1, as set forth below:

(a)                any employment agreements, arbitration agreements, proprietary information and inventions agreements, and other employee instruments and documentation (collectively, “Employment Agreements”) required by Parent in connection with the potential retention of certain of the Company’s employees, as designated by Parent prior to the Effective Time of the Merger;

(b)               noncompetition agreements to be executed and delivered by each of the Eligible Shareholders (“Noncompetition Agreements”);

(c)                all releases, as provided in Section 5.4, in a form reasonably acceptable to Parent, duly executed by each Person set forth therein (each, a “Release”);

(d)               requisite 280G Waivers, if any, as provided in Section 5.5;

(e)                a certificate duly executed by the Company’s secretary, attaching a certificate of good standing of the Company issued by the Florida Secretary of State as of a recent date prior the Effective Time of the Merger, the Company’s Organizational Documents, and resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transactions contemplated hereby and the other Ancillary Agreements to which the Company is a party and approving this Agreement and the consummation of the Combination;

(f)                a statement (in such form as may be reasonably requested by counsel to Parent), duly executed by the Company conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations;

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(g)               the Articles of Merger, duly executed by the Company;

(h)               an action by unanimous written consent of all of the Shareholders (the “Consent”), together with a copy of this Agreement and the requisite notice of dissenters’ rights attached thereto (pursuant to and in accordance with Chapter 607, Section 1301 et seq. of the FBCA), duly executed by each Shareholder;

(i)                 investment representations, in a form reasonably acceptable to Parent, duly executed by each Shareholder (the “Investment Representations”);

(j)                 standstill agreements, in a form reasonably acceptable to Parent, duly executed by each Shareholder (the “Standstill Agreements”);

(k)               the Waiver, Release and Assignment, duly executed by the Acquired Companies and Nicobine, LLC (the “Nicobine Waiver”);

(l)                 Inventions and Confidentiality Agreements, duly executed by the Acquired Companies and each Shareholder and Company service provider (the “Inventions Agreement”);

(m)             a Termination Agreement with respect to the Nicobine Arrangement, duly executed by the Company Subsidiary and Nicobine, LLC (the “Termination Agreement”);

(n)               Letters of Transmittal, duly executed by each Shareholder; and

(o)               Beneficial Ownership Certifications, duly executed by each Shareholder.

Section 6.2            Parent Deliveries. At the Closing, Parent shall deliver or cause to be delivered to the Company all of the agreements, certificates, instruments and documents required to be delivered to the Company pursuant to the provisions of this Section 6.2, as set forth below:

(a)                any Employment Agreements required by Parent in connection with the potential retention of certain of the Company’s employees, as designated by Parent prior to the Effective Time of the Merger and duly executed by Parent or its Affiliate;

(b)               Noncompetition Agreements duly executed by Parent;

(c)                a certificate duly executed by Parent’s secretary, attaching a certificate of good standing of Parent issued by the Delaware Secretary of State as of a recent date prior to the Effective Time of the Merger, the Parent’s Organizational Documents, and resolutions of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transactions contemplated hereby and the other Ancillary Agreements to which Parent is a party and approving this Agreement and consummation of the Combination;

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(d)               a certificate duly executed by Merger Sub’s secretary, attaching a certificate of good standing of Merger Sub issued by the Florida Secretary of State as of a recent date prior to Closing, the Merger Sub’s Organizational Documents, and resolutions of Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transactions contemplated hereby and the other Ancillary Agreements to which Merger Sub is a party and approving this Agreement and consummation of the Combination;

(e)                a certificate duly executed by LLC’s secretary, attaching a certificate of good standing of LLC issued by the Delaware Secretary of State as of a recent date prior to the Closing, LLC’s Organizational Documents, and resolutions of LLC authorizing the execution, delivery and performance of this Agreement and the Transactions contemplated hereby and the other Ancillary Agreements to which LLC is a party and approving this Agreement and consummation of the Combination;

(f)                the Articles of Merger, duly executed by Merger Sub;

(g)               the Second Articles of Merger, duly executed by the Surviving Corporation and the LLC;

(h)               the Certificate of Merger, duly executed by the Surviving Corporation and the LLC; and

(i)                 the Closing Merger Consideration, as provided in Section 2.3(a).

ARTICLE VII
INDEMNIFICATION

Section 7.1                  Indemnification Obligations of the Shareholders. Following the Closing, each of the Shareholders shall, jointly and severally, indemnify, defend and hold harmless Parent, Merger Sub, LLC, the Company and the Surviving Entity, and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”), from, against and in respect of, and compensate and reimburse them for, any and all demands, claims, suits, proceedings, Liabilities, obligations, losses, fees, costs, expenses, penalties, fines and judgments (at equity or at law) and damages (including amounts paid in settlement, reasonable costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of or relating to any of the following:

(a)                any breach or inaccuracy of any representation or warranty set forth in Article III of this Agreement or any certificate delivered by the Company at Closing;

(b)               any breach of any covenant, agreement or undertaking made by the Company in this Agreement (but excluding the Ancillary Agreements);

(c)                the Dissenting Shares (if any), (i) to the extent that, as of the date a Claim Notice is delivered with respect to this Section 7.1(b), the aggregate amount that Parent or the Surviving Entity has paid in connection with such dissenters’ Claims which have been resolved as of the date of the Claim Notice (the “Resolved Dissenters’ Claims”) exceeds, as of the date of the applicable Claim Notice, the aggregate amounts in excess of the Merger Consideration payable in respect of such Dissenting Shares that were the basis of such Resolved Dissenters’ Claims, and (ii) with respect to the reasonable fees, costs and expenses incurred in connection with the settlement and/or litigation of any demand made by the holder of a Dissenting Share (including reasonable attorneys’ fees and costs); or

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(d)               any inaccuracy in the Closing Payment Schedule.

The Parties acknowledge and agree that, subject to the provisions of this Agreement, if the Surviving Entity suffers, incurs or otherwise becomes subject to any Losses set forth in this Section 7.1, then, solely for the purposes of having a right or standing to initiate or cause a Claim Notice to be delivered as herein contemplated, or to otherwise maintain or support such claim therein contemplated, Parent shall also be deemed, by virtue of its ownership of the limited liability company interests of the Surviving Entity, to have incurred Losses, without duplication, as a result of and in connection with such inaccuracy or breach and, for the avoidance of doubt, the Loss suffered by the Surviving Entity shall be deemed, without duplication, to be the Loss of Parent. Materiality qualifications or any similar qualifications in any representation or warranty shall only be taken into account in determining whether an inaccuracy or breach in connection with such representation or warranty (or failure of any representation or warranty to be accurate) exists, and shall not be taken into account in determining the amount of any Losses with respect to such inaccuracy, breach or failure to be accurate.

Section 7.2            Indemnification Obligations of Parent, Merger Sub and LLC. Parent, Merger Sub and the LLC shall jointly and severally indemnify, defend and hold harmless the Shareholders and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from, against and in respect of, any and all Losses arising out of or relating to any of the following:

(a)                any breach or inaccuracy of any representation or warranty set forth in Article IV of this Agreement or any certificate delivered by Parent, Merger Sub or the LLC at Closing; or

(b)               any breach of any covenant, agreement or undertaking made by Parent, Merger Sub or LLC in this Agreement (but excluding the Ancillary Agreements).

Section 7.3            Indemnification Procedures.

(a)                Any Parent Indemnified Party or Company Indemnified Party (each, an “Indemnified Party”) making a claim for indemnification from an indemnifying party (each an “Indemnifying Party”), pursuant to this Article VII (each, a “Claim”) shall promptly notify the relevant Representative Party of the existence of the Claim, specifying in reasonable detail the nature of the Claim, the section or sections of this Agreement to which the Claim relates, and the amount of such Losses (or if not then determinable, its reasonable estimate of the amount of such Losses and the basis upon which the calculation would be determined) (a “Claim Notice”), except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. For a Claim by a Parent Indemnified Party, the “Representative Party” shall be the Shareholder Representative, and for a Claim by a Company Indemnified Party, the “Representative Party” shall be Parent.

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(b)               Except as set forth below in this Section 7.3(b) and subject to Section 7.3(c), the Indemnifying Party shall have the right, within thirty (30) days following written notice from the Indemnified Party, to elect, in its sole discretion with counsel reasonably satisfactory to the Indemnified Party, to proceed with the defense of any claim made by a Person not a party to this Agreement with respect to which a Claim may be made pursuant to this Article VII (a “Third-Party Claim”), and the Indemnified Party shall have the right to employ separate counsel in such Third-Party Claim and participate in such defense at its own expense; provided that, if the Indemnified Party reasonably concludes (upon the written advice of outside counsel) that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, and, in such event, it is inappropriate for a single outside counsel to represent both parties, then the Indemnifying Party shall be liable for the reasonable attorneys’ fees and costs of the Indemnified Party in connection with the Indemnified Party’s participation in such defense of a Third-Party Claim. Notwithstanding the foregoing to the contrary, the Indemnifying Party may only assume control of such defense if (i) it acknowledges in writing to the Indemnified Party within such thirty (30) day period that it is assuming the defense of such Third-Party Claim and that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Party in connection with such Third-Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VII, and (ii) the amount of damages recoverable in such Third-Party Claim, taken together with the estimated costs of defense thereof and the amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the amount of Losses for which the Indemnifying Party is potentially liable under this Article VII in connection with such Third-Party Claim; provided, however, that the Indemnifying Party may not assume control of the defense of any Third-Party Claim (A) by a Governmental Entity involving criminal Liability or (B) in which equitable relief is sought against the Indemnified Party or any of its Affiliates. The Indemnified Party is hereby authorized (but not obligated) prior to and during the thirty (30) day period referred to above to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect its interests. If the Indemnifying Party had the right to but does not defend such Third-Party Claim, the Indemnified Party may pay, compromise, or defend such Third-Party Claim in its sole discretion and seek indemnification for any and all Losses at the Indemnifying Party’s sole expense based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)                Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except to the extent such settlement does not provide for Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim. If the Indemnifying Party had the right to but does not defend such Third-Party Claim pursuant to Section 7.3(b), the Indemnified Party may agree to any settlement without the prior written consent of the Indemnifying Party which shall be determinative of the Indemnifying Party’s obligations under this Article VII.

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Section 7.4            Survival.

(a)                Except for claims based on intentional fraud committed with actual knowledge on the part of the applicable Party in connection with the transactions contemplated by this Agreement (“Fraud”), for purposes of the indemnification provided for in Section 7.1(a), the representations and warranties made in Article III of this Agreement shall survive the Closing and remain in effect thereafter for the shorter of (x) a period of eighteen (18) months, or (y) until the date on which Parent files its SEC Form 10-K for 2016 (the “Survival Period”), whereupon such representations and warranties will expire; provided that, notwithstanding the foregoing, the Company Fundamental Representations (as defined below), shall survive indefinitely. For purposes hereof, the “Company Fundamental Representations” means the representations and warranties made by the Company and set forth in the following Sections of Article III of this Agreement (including the subsections set forth therein): Section 3.1 (Organization and Qualification); Section 3.2 (Capitalization; Shares and Shareholder Information); Section 3.3 (Corporate Power; Authorization); Section 3.4 (Company Subsidiaries); Section 3.6(c)(i) and (ii) (No Conflicts); and Section 3.11 (Property and Assets). The indemnification provided for in Section 7.1(b) shall terminate in accordance with the expiration of the terms of the covenants and agreements covered thereby or, if no term is expressly stated therein, until thirty (30) days after the expiration of the applicable statute of limitations. The indemnification provided for in Sections 7.1(c) and (d) shall survive indefinitely. Notwithstanding the foregoing, the indemnification provided for in Section 7.1 (including the Company’s representations and warranties related thereto) shall continue as to any Losses with respect to which a Parent Indemnified Party has given the Shareholder Representative a Claim Notice in accordance with this Article VII on or prior to the date such indemnification would have otherwise terminated, which indemnification shall continue with respect to specific matters set forth in such Claim Notice until the resolution and satisfaction thereof in accordance with this Agreement.

(b)               Except for claims based on Fraud, for purposes of the indemnification provided for in Section 7.2(a), the representations and warranties made by Parent, Merger Sub and LLC in Article IV of this Agreement shall survive the Closing and remain in effect thereafter for the Survival Period, whereupon such representations and warranties will expire; provided that, notwithstanding the foregoing, the Parent Fundamental Representations (as defined below), shall survive indefinitely. For purposes hereof, the “Parent Fundamental Representations” means the representations and warranties set forth in the following Sections of ARTICLE IV of this Agreement (including the subsections set forth therein): Section 4.1 (Organization and Standing); Section 4.2 (Corporate Power; Authorization); Section 4.3(a) and (b) (No Conflicts); Section 4.6 (Capitalization); and Section 4.10 (Issuance of Stock Consideration). The indemnification provided for in Section 7.2(b) shall terminate in accordance with the expiration of the terms of the covenants and agreements covered thereby or, if no term is expressly stated therein, until thirty (30) days after the expiration of the applicable statutes of limitations. Notwithstanding the foregoing, the indemnification provided for in Section 7.2 (including the Parent Fundamental Representations) shall continue as to any Losses with respect to which a Company Indemnified Party has given Parent a Claim Notice in accordance with this Article VII on or prior to the date such indemnification would have otherwise terminated, which indemnification shall continue with respect to specific matters set forth in such Claim Notice until the resolution and satisfaction thereof in accordance with this Agreement. Except for claims based on Fraud, but notwithstanding any other term to the contrary in this Article VII, Parent shall not be Liable to the Shareholder Indemnified Parties under this Agreement including, without limitation, Article VII hereof for any amounts in excess of the aggregate value of, and the Shareholders’ sole source of recovery shall be limited to, an amount equal to the portion of the Contingent Merger Consideration that has not been paid to the Shareholder as of the date on which such Claim is asserted under Article VII to the extent the same becomes due and owing (the “Cap”); provided, that with respect to a breach of any Parent Fundamental Representation, the Shareholders shall also be entitled to recover from Parent an additional amount equal to the Closing Merger Consideration; provided further, that Parent’s satisfaction of any direct indemnification Claims by the Shareholder Indemnified Parties resulting from Parent’s failure to deliver any portion of the Merger Consideration to the extent the same becomes due and owing shall not count towards the Cap.

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(c)                Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall limit the rights or remedies of any party under an Ancillary Agreement, provided, however, that no Person who was not a party thereto shall have any Liability whatsoever thereunder or in respect thereof. The representations, warranties, covenants and obligations of an Indemnifying Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their representatives.

Section 7.5            Objections to Claims; Good Faith Attempt at Resolution.

(a)                The Shareholder Representative may object to a Claim by a Parent Indemnified Party by delivering written notice of such objection (a “Shareholder Objection Notice”) to Parent during the twenty (20) calendar days following receipt of a Claim Notice. In the event that the Shareholder Representative shall deliver a Shareholder Objection Notice, the Shareholder Representative and Parent shall attempt in good faith for thirty (30) calendar days to resolve the Claim. If the Shareholder Representative and Parent should so agree, a written instrument setting forth such agreement shall be prepared and signed by Parent and the Shareholder Representative. The Parent and Shareholder Representative shall be entitled to rely on any such written instrument and shall pay and distribute any amounts, or offset any amounts otherwise payable, as specified therein. Failure by the Shareholder Representative to object to a Claim and deliver a Shareholder Objection Notice to Parent during the twenty (20) calendar days following receipt of a Claim Notice shall be deemed to be acceptance by the Shareholder Representative of the amount of the Claim set forth in the Claim Notice, which shall be deemed to be correct, conclusive, final and binding on Shareholder Representative and the Shareholders.

(b)               Parent may object to a Claim by a Company Indemnified Party by delivering written notice of such objection (a “Parent Objection Notice”) to the Shareholder Representative during the twenty (20) calendar days following receipt of a Claim Notice. In the event that Parent shall deliver a Parent Objection Notice, the Shareholder Representative and Parent shall attempt in good faith for thirty (30) calendar days to resolve the Claim. If the Shareholder Representative and Parent should so agree, a written instrument setting forth such agreement shall be prepared and signed by Parent and the Shareholder Representative. The Parent and Shareholder Representative shall be entitled to rely on any such written instrument and shall pay and distribute any amounts, or offset any amounts otherwise payable, as specified therein. Failure by Parent to object to a Claim and deliver a Parent Objection Notice to the Shareholder Representative during the twenty (20) calendar days following receipt of a Claim Notice shall be deemed to be acceptance by Parent of the amount of the Claim set forth in the Claim Notice, which shall be deemed to be correct, conclusive, final and binding on Parent and the Surviving Entity.

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Section 7.6            Resolution of Conflicts and Arbitration.

(a)                Arbitration. If no agreement can be reached after good faith negotiation between the Parent Indemnified Party or the Company Indemnified Party and the applicable Representative pursuant to Section 7.5, either Parent or the Shareholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. The Parent Indemnified Party or the Company Indemnified Party and the applicable Representative, as the case may be, shall agree on the arbitrator, provided that if Parent and the Shareholder Representative cannot agree on such arbitrator, either Parent or the Shareholder Representative can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall be a neutral attorney licensed in the State of Delaware or a neutral retired judge or judges of the state or federal judiciary of Delaware, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. Any such arbitration shall be held in New York, New York conducted pursuant to the commercial rules then in effect for JAMS. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Laws and with this Agreement, and shall be supported by written findings of fact and conclusions of law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any Claim shall be binding and conclusive upon the Parties.

(b)               Judgment; Arbitration Expenses. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the reasonable expenses, including attorneys’ fees and costs, reasonably incurred by the other parties to the arbitration.

Section 7.7            Right to Suspend Payment of Contingent Consideration; Offset. Notwithstanding any term or provision of this Agreement to the contrary, Parent shall have the right to suspend and withhold payment of any and all Contingent Merger Consideration, in whole or in part, otherwise payable hereunder pending final resolution of an indemnification Claim, including until such time as the indemnification Claim may be finally resolved by the decision of an arbitrator, in accordance with this Article VII, and may offset any and all Contingent Merger Consideration, in whole or in part, up to the amount of any such indemnification Claim as set forth in the Claim Notice in the event the Shareholder Representative fails to timely object to such Claim, as set forth in Section 7.5(a), or in the amount as finally determined by an arbitrator in accordance with this Article VII.

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Section 7.8            Limitations.

(a)                Except for claims based on Fraud, but notwithstanding any other term to the contrary in this Article VII, no Shareholder shall be Liable to the Parent Indemnified Parties under this Agreement including, without limitation, Article VII hereof for any amounts in excess of the aggregate value of, and the Parent’s sole source of recovery shall be limited to, an amount equal to the portion of the Contingent Merger Consideration that has not been paid to the Shareholder as of the date on which such Claim is asserted under Article VII to the extent the same becomes due and owing; provided, that with respect to a breach of any Company Fundamental Representation, the Parent shall also be entitled to recover from a Shareholder an additional amount equal to such Shareholder’s Pro Rata Portion of the Closing Merger Consideration (the “Shareholder Fundamental Indemnification”); provided further, that notwithstanding anything to the contrary in this Agreement, the Shareholder indemnification obligations related to the Shareholder Fundamental Indemnification shall be several and not joint. With respect to the Contingent Merger Consideration paid in Parent Common Stock, the aggregate value thereof shall be deemed to be the closing price of such Parent Common Stock as of the time the Claim is finally determined as set forth in this Article VII, either by mutual agreement of the Parties following delivery of a Claim Notice, the failure of either Party to timely deliver a Shareholder Objection Notice or Parent Objection Notice, as applicable, or as finally determined pursuant to the decision of an arbitrator.

(b)               The amount of any and all Losses shall be determined net of any amounts actually received by any Indemnified Party (net of any related costs and expenses incurred in connection therewith, including the direct costs of insurance premiums and deductibles relating to any such insurance proceeds) under or pursuant to any insurance coverage. The Indemnified Party shall use Commercially Reasonable Efforts to collect all amounts available and recoverable under any available insurance coverage; provided, however, that, (i) in no event, shall the expenditure of such efforts require the Indemnified Party to expend any such efforts prior to submitting a Claim for indemnification under this Agreement, and (ii) nothing provided herein shall require any Indemnified Party to avail itself of any available policies of self-insurance. In any case where an Indemnified Party recovers from such insurance coverage, any amount in respect of a matter for which such Indemnified Party was, prior to such recovery, indemnified pursuant to this ARTICLE VII, such Indemnified Party shall promptly pay over to the Representative Party for the Indemnifying Party any such amount to the extent previously recovered from the Indemnifying Party (after deducting therefrom the amount of the expenses incurred in procuring such recovery).

(c)                Neither the Parent Indemnified Parties nor the Company Indemnified Parties shall be obligated to pay for the same Loss more than once under this ARTICLE VII, even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement; provided that, nothing herein is intended to bar multiple Claims for recovery of the same Loss stemming from multiple Third-Party Claims.

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(d)               Notwithstanding anything to the contrary herein, except for claims based on Fraud, Losses shall in no event include any consequential damages or punitive, special, exemplary, incidental or indirect damages, or lost profits; provided, that, any such excluded damages shall be deemed to be “Losses” solely to the extent such damages were actually awarded pursuant to a Third-Party Claim.

Section 7.9            Exclusive Remedies. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all Claims (other than claims for Fraud or claims for specific performance or other equitable relief) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be to make a Claim for Losses pursuant to the indemnification provisions set forth in this ARTICLE VII and the Parties hereby waive any other statutory and common law remedies or claims.

ARTICLE VIII
SHAREHOLDER REPRESENTATIVE

Section 8.1            Appointment. Pursuant to the Consent, all Shareholders shall, without any further act, be deemed to have consented to: (i) the indemnification obligations of the Shareholders under ARTICLE VII, (ii) the appointment of The Starwood Trust (or its successor as provided for herein) as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of the Shareholders (in such capacity, the “Shareholder Representative”) under the Ancillary Agreements; and (iii) the indemnification of the Shareholder Representative by the Shareholders contemplated hereby. All actions taken by the Shareholder Representative under this Agreement and the Ancillary Agreements shall be binding upon the Shareholders and their successors. The appointment of the Shareholder Representative and its successors in accordance with the provisions of this Agreement (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder, and (ii) shall survive the consummation of the Combination, and any action taken by the Shareholder Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of or direction from such Shareholder, except for actions or omissions of the Shareholder Representative constituting willful misconduct. The Shareholder Representative will have only such duties and obligations as are specifically imposed upon it by the terms and conditions of this Agreement and no implied duties or obligations shall be read into this Agreement against the Shareholder Representative. Under no circumstance will the Shareholder Representative be deemed to be a fiduciary to any Party or any other person under this Agreement or any other Ancillary Agreement.

Section 8.2            Scope of Authority. The Shareholder Representative is hereby authorized, subject to the provisions of this ARTICLE VIII, for and on behalf of the Shareholders, and without inquiry of and without additional approval from the Shareholders, to:

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(a)                enforce and protect the rights and interests of the Shareholders arising out of or under or in any manner relating to this Agreement or the Ancillary Agreements, and to take any and all actions which the Shareholder Representative believes in its sole and absolute discretion are necessary or appropriate under this Agreement for and on behalf of the Shareholders;

(b)               amend this Agreement or any other Ancillary Agreement;

(c)                employ and obtain the advice of legal counsel, accountants and other professional advisors and incur such other reasonable expenses on behalf of the Shareholders in connection with or arising from this Agreement or the Ancillary Agreements as the Shareholder Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Shareholder Representative;

(d)               interpret all terms and provisions of this Agreement or the Ancillary Agreements and make any determinations on behalf of the Shareholders as may be required thereunder;

(e)                initiate legal suits or other proceedings in the name of and on behalf of the Shareholders in respect of any matters that arise from or are related to this Agreement or the Ancillary Agreements;

(f)                receive all notices, communications and deliveries on behalf of the Shareholders under this Agreement or the Ancillary Agreements and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Ancillary Agreements;

(g)               take all such action as may be necessary after the Closing on behalf of the Shareholders to carry out any of the Transactions contemplated by this Agreement or the Ancillary Agreements and to authorize any disbursements or payments;

(h)               negotiate, compromise, settle, and resolve on behalf of the Shareholders any claims that may arise under this Agreement or the Ancillary Agreements, and take such other action as may be necessary or appropriate in connection therewith, including without limitation the signing of releases and other documents with respect thereto and the making of payments in connection therewith; and

(i)                 take such other action on behalf of the Shareholders as the Shareholder Representative may deem necessary or appropriate in connection with the administration of its duties under this Agreement or the Ancillary Agreements and the Transactions contemplated hereby and thereby.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE SHAREHOLDER REPRESENTATIVE SHALL HAVE NO POWER OR AUTHORITY TO ACT FOR OR ON BEHALF OF A SHAREHOLDER IN CONNECTION WITH ANY CLAIM FOR INDEMNIFICATION WITH RESPECT TO THE NONCOMPETITION AGREEMENTS OR ANY CLAIM ARISING THEREUNDER.

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Section 8.3            Death, Resignation; Removal. In the event that The Starwood Trust or any successor Shareholder Representative dies, becomes unable to perform his/her/its responsibilities as Shareholder Representative or resigns from such position, owners of a majority of the Total Company Common Stock immediately prior to the Effective Time of the Merger (the “Majority Holders”) shall select another person to fill such vacancy (and shall promptly notify Parent of such substituted Shareholder Representative), and such substituted Shareholder Representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement or any other agreement contemplated hereby, the Majority Holders may at any time, by written notice to the Shareholder Representative, remove or replace the Shareholder Representative, for any reason with or without cause, and designate another person to be Shareholder Representative for all purposes herein and therein. Promptly following the removal or replacement of the Shareholder Representative, the Majority Holders shall provide written notice thereof to Parent.

Section 8.4            No Liability; Indemnification. All decisions and actions by the Shareholder Representative, including, without limitation, any agreement between the Shareholder Representative and Parent relating to indemnification obligations of the Shareholders under this Section 8.4, including the defense or settlement of any claims and the making of payments with respect thereto, shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholder Representative shall not be Liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of its reasonable judgment as to the best interests of the Shareholders, and the Shareholder Representative shall incur no Liability to the Shareholders with respect to any action taken or suffered by the Shareholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification or other obligations of the Shareholders under this Article VIII, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Shareholder Representative’s own willful misconduct. The Shareholder Representative may, in all questions arising under this Agreement or any agreement contemplated hereunder, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Shareholder Representative shall not be Liable to the Shareholders. The Shareholders shall jointly and severally indemnify the Shareholder Representative and hold it harmless for any loss, Liability or expense incurred by the Shareholder Representative arising out of or relating to the Shareholder Representative’s actions hereunder so long as the Shareholder Representative acted in good faith and without willful misconduct.

Section 8.5            Representative Expenses. The Shareholders acknowledge and agree that the Shareholder Representative will incur costs, fees and expenses on behalf of the Shareholders in its capacity as Shareholder Representative, which may include, without limitation, professional fees and expenses, indemnity expenses, settlements or judgments and travel and accommodation expenses related thereto, and for which the Shareholder Representative shall be held harmless by the Shareholders in accordance herewith.

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Section 8.6            Further Assurances. From time to time, at any other Party’s or Shareholder’s reasonable request and without further consideration, the Shareholder Representative shall execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to effectuate the provisions of this Article VIII and the authority conferred upon the Shareholder Representative hereby.

Section 8.7            No Obligations of Parent. Other than rights under this Agreement relating to the Shareholder Representative, none of Parent, Merger Sub or Surviving Entity shall have any rights in connection with or any obligations to the Shareholders in respect of this Article VIII. The Shareholder Representative agrees that it shall, and shall cause the Shareholder Representative’s accountants, representatives, attorneys and advisors to hold all information acquired during the Shareholder Representative’s examination of any Parent or Surviving Entity books and records and during any resolution of a dispute hereunder in strict confidence and use such information only for purposes in furtherance of resolution of such dispute.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Entire Agreement. This Agreement, together with the Company Disclosure Schedule, Parent Disclosure Schedule, other Schedules, and the certificates, documents, instruments, and writings that are delivered pursuant hereto, together constitute the entire agreement and understanding of the Parties in respect of its and their subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Combination or the transactions contemplated by this Agreement, including that certain letter of intent by and between Parent and the Shareholders dated November 17, 2015.

Section 9.2            Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than Parent Indemnified Persons) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Shareholders shall be express third party beneficiaries of this Agreement.

Section 9.3            Assignment; Amendment.

(a)                Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise; provided, however, that following the Effective Time of the Merger, the Surviving Entity, may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or the Surviving Entity of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

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(b)               Amendment. Following the Effective Time of the Merger, the Parties may amend this Agreement by a written amendment signed by Parent, the Surviving Entity and the Shareholder Representative.

Section 9.4            Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid and return receipt requested, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

If to Parent, Merger Sub or the Surviving Entity:

591 Camino de la Reina, Suite 1200,

San Diego, CA 92108

Attention: Michael Mona, Jr., President & CEO

Copy to (which shall not constitute notice):

William C. Belanger, Esq.

Procopio Cory Hargreaves & Savitch LLP

525 B Street, Suite 2200, San Diego, CA 9210

If to the Shareholder Representative:

The Starwood Trust

8111 Santa Rosa Ct.

Sarasota, Florida 34243

Attention: Donnie Williams, Successor Trustee

Copy to (which shall not constitute notice):

James McNulty

324 South Hyde Park Avenue

Suite 350

Tampa, Florida 33606

Or to such other address as the Person to whom the notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

Section 9.5            Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.6            Submission to Jurisdiction; Waiver of Jury Trial; Service of Process.

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(a)                Submission to Jurisdiction. Except as set forth in Section 7.6, each Party submits to the exclusive jurisdiction of the federal courts sitting in New York County, New York, or, in the event no federal jurisdiction exists, to the courts of New York County sitting in the county of New York, New York, in any action arising out of or relating to this Agreement or the Merger and agrees that all claims in respect of the action shall be heard and determined in any such court. Each Party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b)               Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED ON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT RELATING HERETO OR ANY DEALINGS AMONG THEM WITH RESPECT TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court (and subject to Section 7.6) and that relate to the subject matter of the Combination, including Contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they shall continue to rely on this waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of an action, this Agreement may be filed as a written consent to trial by court.

(c)                Service of Process. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.4.

Section 9.7            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Electronic signatures shall be binding.

Section 9.8            Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law principles.

Section 9.9            Expenses. The Company, Company Subsidiary and the Shareholders shall be solely responsible for the legal, accounting and other fees and expenses incurred by the Company and Company Subsidiary or Shareholders in connection with the preparation, execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby. Parent, Merger Sub and the LLC shall be solely responsible for its and their respective expenses.

Section 9.10        Extensions; Waiver.

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(a)                Extension. At any time following the Effective Time of the Merger, Parent and the Surviving Entity, on the one hand, and the Shareholder Representative, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b)               Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 9.11        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body or arbitrator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body or arbitrator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 9.12              Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to a similar subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 9.13              Incorporation of Disclosure Schedules. Each of the Company Disclosure Schedule and Parent Disclosure Schedule is incorporated herein by reference and made a part hereof (each, respectively, a “Disclosure Schedule”). Any item disclosed in any Disclosure Schedule referenced by a particular section of this Agreement shall be deemed to have been disclosed with respect to every other section of this Agreement if the matter has been described with reasonable particularity and the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to satisfy, qualify and/or limit the respective representations and warranties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any such representations and warranties.

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Section 9.14        Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms as set forth below:

“Acquired Companies” means the Company and the Company Subsidiary and each of such entities shall be referred to herein as an “Acquired Company.”

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Ancillary Agreements” means the Employment Agreements, the Noncompetition Agreements, the Releases, the Closing Secretary’s Certificates, the Closing Payment Schedule, the Consent, the Investment Representations, the Standstill Agreements, the Letters of Transmittal, the Beneficial Ownership Certifications, the Nicobine Waiver, the Inventions Agreements, and the Termination Agreement.

“Beneficial Ownership Limitation” means 9.99% of the number of shares of Parent Common Stock outstanding immediately after giving effect to the issuance of shares of Parent Common Stock issuable to any Shareholder.

“Business Day” means any day other than a Saturday, Sunday or public holiday or a day on which banks are required or permitted to close under the laws of the State of Delaware.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Commercially Reasonable Efforts” means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as expeditiously and effectively as possible, provided that Commercially Reasonable Efforts shall not include commencing a Legal Proceeding.

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“Company Affiliate” means any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Contract” means any Contract under which the Company has or will have any rights or obligations: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of the Acquired Companies’ assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of any Acquired Company to make any payments or provide any benefits in connection with such termination.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, pension plan, retirement or early retirement plan or provident fund, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Acquired Companies for the benefit of any Company Employee, or with respect to which any of the Acquired Companies has or may have any Liability or obligation, except such definition shall not include any Company Employee Agreement.

“Company Licensed IP” means any and all Intellectual Property and Intellectual Property Rights licensed to the Company and/or the Company Subsidiary or any embodiments thereof.

“Company IP” means any and all Intellectual Property and Intellectual Property Rights, other than the Company Licensed IP.

“Company Pension Plan” means any (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Companies.

“Consent” means any consent, approval, ratification, permission, waiver, authorization or other similar action (including any Governmental Authorization).

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“Contingent Stock Consideration” shall mean the Milestone 1 Contingent Stock Consideration, the Milestone 2 Contingent Stock Consideration, the Milestone 3 Contingent Stock Consideration, and the Milestone 4 Contingent Stock Consideration.

“Contract” means any contract, agreement, obligation, or commitment.

“Disposition Event” means (i) any merger or consolidation of Parent, or any sale of the outstanding voting securities of Parent or other transaction or series of related transactions as a result of which, in each such case, the holders of the outstanding voting securities of Parent before such merger, consolidation or transaction(s), together with its Affiliates, cease to hold, directly or indirectly, a majority of the outstanding voting securities of Parent or a majority of the outstanding voting securities of any successor to Parent immediately following such merger, consolidation or transaction(s), (ii) any merger or consolidation of the Surviving Entity or any sale of outstanding equity interests of the Surviving Entity or any transaction or series of related transactions as a result of which, in each such case, Parent, together with its Affiliates, ceases to hold, directly or indirectly, (A) a majority of the outstanding equity interests of the Surviving Entity or a majority of the equity interests of any successor to the Surviving Entity immediately following such merger, consolidation or transaction(s) and (B) all or substantially all of the assets of Parent and the Surviving Entity determined on a consolidated basis, (iii) a sale of all or substantially all of the assets of Parent and its Subsidiaries determined on a consolidated basis in any transaction or series of transactions to any Person or Persons who do not hold, directly or indirectly, together with any of their Affiliates, a majority of the outstanding voting securities of Parent, or (iv) a sale or license of all or substantially all of the assets owned by the Acquired Companies immediately prior to the Effective Time of the Merger to any Person or Persons who do not hold, directly or indirectly, together with any of their Affiliates, a majority of the outstanding voting securities of Parent.

“DOL” means mean the United States Department of Labor.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” or “Entities” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” and “Government Bodies” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Indebtedness” means, with respect to any of the Acquired Companies, without duplication: (i) all debt or other obligation of any of the Acquired Companies, whether or not contingent, for borrowed money or other interest bearing indebtedness, whether current, short term or long term, secured or unsecured, or indebtedness of any of the Acquired Companies issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) all indebtedness of any of the Acquired Companies, contingent or otherwise, evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including acceptances, letters of credit, credit cards or similar facilities; (iii) all obligations for the deferred purchase price of property or services; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement; (v) all obligations under capitalized leases or financial leases, or leases that should be, in accordance with GAAP, recorded as capital leases; (vi) all obligations of any of the Acquired Companies to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or securities, including convertible securities, of any of the Acquired Companies; (vii) all loans to the Acquired Companies, including by any of its suppliers or the deferred price of property or vendor services for which any of the Acquired Companies is Liable, including vendor debt or amounts otherwise payable to vendors or other persons; (viii) all guarantees of any of the Acquired Companies with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described above; and (ix) for clause “(i)” through “(viii)” all accrued interest thereon, if any, and any fees, costs and other expenses, including termination fees, prepayment fees, discharge fees or penalties, “breakage” costs or similar payments associated therewith.

“Intellectual Property” means and includes all algorithms, application programming interfaces, apparatus, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, information, data and customer lists, designs, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

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“Intellectual Property Rights” means and includes all rights of the following types, which exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) service mark, trademark and trade name rights and similar rights; (c) trade secret rights; (d) trade dress rights; (e) patents and industrial property rights; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, any of the rights referred to in clauses (a) through (e) above.

“IRS” means Internal Revenue Service.

“Knowledge” an individual shall be deemed to have “Knowledge” of a particular fact or matter if (a) such individual is actually aware of such fact or matter, or (b) such individual would have had knowledge of such fact following a reasonable investigation and, if, under the circumstances, a reasonable person would have determined that such investigation was required in the normal course of fulfillment of such individual’s duties. The Parent, Merger Sub and LLC shall be deemed to have “Knowledge” of a particular fact or other matter if any director, officer or department head of any of such entities has Knowledge (determined as set forth above) of such fact or matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any director or officer of any of the Acquired Companies has Knowledge (determined as set forth above) of such fact or matter, or if any service providers to the Acquired Companies generally responsible for the subject matter to which knowledge is pertinent has Knowledge (determined as set forth above) of such fact or matter.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, each as amended.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” “Liabilities” or “Liable” means any liability or monetary obligation, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

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“Material Adverse Effect” any change, event, effect, claim, circumstance, violation or other matter will be deemed to have a “Material Adverse Effect”, as defined herein, on the Party if such change, event, effect, claim, circumstance, violation or other matter (considered together with all other changes, events, effects, claims, circumstances, violations and other matters) would have a material adverse effect: (a) on the Party’s business, condition, assets, intellectual property, Liabilities, capitalization, contractual rights, operations or financial performance and condition; (b) with respect to the Parent, the Parent’s right to own, or to derive any benefit of ownership of, the equity interest of the Surviving Entity or its assets, including the Company Subsidiary; or (c) with respect to the Company, the ability of the Company to perform any of its covenants or obligations under this Agreement or under any other material Contract referred to in or contemplated by this Agreement, provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any change, event circumstance or effect (each, an “Effect”) resulting from general business or economic conditions in the United States to the extent such Effect does not disproportionately affect such Party; and (ii) any Effect resulting from conditions generally affecting the industry in which such Party operates to the extent such Effect does not disproportionately affect such Party.

“Materials of Environmental Concern“ includes chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Nicobine Arrangement” shall mean the monthly management fee paid by the Company Subsidiary to Nicobine, LLC for certain facility, employee and services, which management fee will be terminated as of the Closing and of no continuing effect.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality, and frequency to the extent practicable in the context of rapidly growing businesses) of the relevant Person and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, articles of organization, certificate of formation, certificate of incorporation, charter, bylaws, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

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“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, Governmental Body, or other business entity.

“Related Party” a Related Party of an Entity means any of the following: (i) each shareholder or beneficial owner of the equity interests of such Entity or of the equity interests of such Entity’s Affiliate; (ii) each individual who is an officer or director of such Entity or any Affiliate of such Entity; (iii) each member of the immediate family of each of the Person referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“SEC Reports” means all reports, schedules, forms, registrations, statements, certifications and other documents, together with any amendments required to be made with respect thereto, required to be filed or furnished by Parent under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the Securities Act for twelve (12) months preceding the date hereof (or such shorter period as the Parent was required by law or regulation to file such materials).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or, collectively, “Taxes” means, any and all federal, state, local, foreign or other taxes (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return, declaration, report, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund, or information return, statement, or any other document or information, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body, in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, without duplication, the any fee, cost, expense, payment, expenditure, Liability (contingent or otherwise) or obligation incurred or accrued by any of the Acquired Companies (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), prior to the Effective Time of the Merger, in connection with the negotiation, preparation, review execution, delivery or performance of this Agreement (including the Company Disclosure Schedule), or any Ancillary Agreement, certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with the Transactions contemplated hereby, or the submission of any filing or notice required to be made or given in connection with any of the Transactions contemplated hereby, or the obtaining of any Consent or Release required to be obtained in connection with any of the Transactions contemplated hereby, or the consummation of the Merger or the LLC Merger or any of the other Transactions contemplated hereby, but excluding, for the purposes of determining the amount of the Transaction Expenses, (A) the Aggregate Change of Control Amount, (B) the Indebtedness, and (C) the insurance contemplated by Section 5.7.

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“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger, the LLC Merger, the filing of the Articles of Merger, the filing of the Second Articles of Merger, the filing of the Certificate of Merger, and Parent’s delivery of the Merger Consideration hereunder; (b) the execution, delivery, and performance of all of the Ancillary Agreements, documents, instruments, certificates and agreements to be executed, delivered, and performed in connection herewith; and (c) the performance by Parent and the Merger Sub and the Acquired Companies, of their respective covenants and obligations under this Agreement.

“Transfer Taxes” means any and all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, resulting directly from the consummation of the transactions contemplated by this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CANNAVEST CORP.

By: /s/ Joseph Dowling
Name: Joseph Dowling
Title: Chief Financial Officer

CANNAVEST MERGER SUB, INC.

By: /s/ Joseph Dowling
Name: Joseph Dowling
Title: Chief Financial Officer

CANNAVEST ACQUISITION LLC

By: CANNAVEST CORP.
Its: Sole Member and Manager

By: /s/ Joseph Dowling
Name: Joseph Dowling
Title: Chief Financial Officer

CanX, Inc

By: /s/ Jonnie Williams, Sr.
Name: Jonnie Williams, Sr.
Title: President

The Shareholder Representative is executing this Agreement solely for the purpose of acknowledging and agreeing to its responsibilities under this Agreement as Shareholder Representative.

THE STARWOOD TRUST

/s/ Donnie Williams
Donnie Williams, as Successor Trustee

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